EXECUTION COPY
Credit Agreement
Dated as of October 15, 2010
among
Weatherford International Ltd.,
a Bermuda exempted company,
and
The Other Borrowers Party Hereto,
as Borrowers,
Weatherford International Ltd.,
a Swiss joint stock corporation,
The Lenders Party Hereto,
The Issuing Banks Named Herein,
Wells Fargo Bank, National Association,
as a Swingline Lender,
and
JPMorgan Chase Bank, N.A.,
as Administrative Agent and a Swingline Lender

J.P. Morgan Securities Inc., Deutsche Bank Securities Inc.,
Credit Agricole Corporate and Investment Bank, RBS Securities Inc.
and
Wells Fargo Securities, LLC,
as Joint Bookrunners And Joint Lead Arrangers
Deutsche Bank Securities Inc.
and
Credit Agricole Corporate and Investment Bank,
as Co-Syndication Agents,
RBS Securities Inc.
and
Wells Fargo Bank, National Association,
as Co-Documentation Agents

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-ii-

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EXHIBITS

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B-1	Form of Borrowing Request
EXHIBIT B-2	Form of Swingline Borrowing Request
EXHIBIT C	Form of Interest Election Request
EXHIBIT D-1	Form of Revolving Credit Note
EXHIBIT D-2	Form of Swingline Note
EXHIBIT E	Form of Notice of Commitment Increase
EXHIBIT F	Form of Letter of Credit Request
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Joinder Agreement
SCHEDULES

SCHEDULE 1.01A	Existing Letters of Credit
SCHEDULE 1.01B	LC Commitments
SCHEDULE 2.01	Commitments
SCHEDULE 7.01	Disclosed Matters

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Credit Agreement
     THIS CREDIT AGREEMENT, dated as of October 15, 2010, is among WEATHERFORD INTERNATIONAL LTD., a Bermuda exempted company (“WIL”), WEATHERFORD INTERNATIONAL LTD., a Swiss joint stock corporation (“WIL-Switzerland”), WEATHERFORD LIQUIDITY MANAGEMENT HUNGARY LIMITED LIABILITY COMPANY, a Hungarian limited liability company (“HOC”), WEATHERFORD CAPITAL MANAGEMENT SERVICES LIMITED LIABILITY COMPANY, a Hungarian limited liability company (“WCMS”), the lenders from time to time party hereto, initially consisting of those listed on Schedule 2.01 (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as a Swingline Lender, WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Swingline Lender, the Issuing Banks from time to time party hereto, DEUTSCHE BANK SECURITIES INC. and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Co-Syndication Agents, and RBS SECURITIES INC. and WELLS FARGO SECURITIES, LLC, as Co-Documentation Agents.
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS; ACCOUNTING TERMS; INTERPRETATION
     SECTION 1.01. Definitions. As used in this Agreement the following terms shall have the following meanings:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Additional Lender” has the meaning specified in Section 2.15(a).
     “Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders and any successor in such capacity pursuant to Article X.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling” and “controlled”), when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreed Swingline Rate” has the meaning specified in Section 2.03(a).
     “Agreement” means this Credit Agreement, as it may from time to time be amended, modified, restated or supplemented.
     “Aggregate Commitments” means, at any time, the sum of the Commitments of all Lenders at such time. The amount of the Aggregate Commitments as of the Effective Date is $1,750,000,000.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.000% and (c) the LIBO Rate for a one-month Interest Period on such day plus 1.000%; provided that, for purposes of this definition, the LIBO Rate for any day shall be based on the applicable British Bankers’ Association London interbank offered rate for deposits in Dollars as reported by any generally recognized financial information service at approximately 11:00 a.m., London time, on such day (or if such day is not a Business Day, the immediately preceding Business Day). If the Administrative Agent shall have determined (which determination shall be presumed correct absent manifest error) that it is in good faith unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.
     “Alternative Currency” shall mean, with respect to any Letter of Credit, any freely transferable currency (other than Dollars or any Optional Currency) in which such Letter of Credit shall be denominated, as requested by any Borrower and agreed to by the applicable Issuing Bank, with prior written consent of the Administrative Agent.
     “Applicable Margin” means, for any day, (a) with respect to ABR Revolving Credit Loans, the per annum rate of interest set forth in the definition of the term “Applicable Rate” under the heading “ABR Margin” and (b) with respect to Eurocurrency Revolving Credit Loans, the per annum rate of interest set forth in the definition of the term “Applicable Rate” under the heading “LIBOR Margin”, in each case based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt.
     “Applicable Percentage” means, with respect to any Lender, the percentage (carried out to the twelfth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment; provided that, at any time that a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitments (disregarding any Defaulting Lender’s Commitment at such time) represented by such Lender’s Commitment. If all of the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments permitted hereunder and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender is set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means, for any day, with respect to the facility fees payable hereunder or with respect to any Eurocurrency Revolving Credit Loan or ABR Revolving Credit Loan, as the case may be, the applicable rate per annum set forth below under the captions “Facility Fee Rate”, “LIBOR Margin” or “ABR Margin”, as the case may be, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt:

Index Debt Ratings	Facility	LIBOR	ABR
(S&P/Moody’s):	Fee Rate	Margin	Margin
Performance Level I
A/A2 or above	0.150%	1.100%	0.100%
Performance Level II A-/A3	0.175%	1.325%	0.325%
Performance Level III BBB+/Baa1	0.200%	1.550%	0.550%
Performance Level IV BBB/Baa2	0.350%	1.650%	0.650%
Performance Level V BBB-/Baa3	0.450%	2.050%	1.050%
Performance Level VI Below BBB-/Baa3	0.600%	2.400%	1.400%
     For purposes of the foregoing, (i) if either S&P or Moody’s shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the next succeeding paragraph of this definition), then such rating agency shall be deemed to have established a rating in the same Performance Level as the rating agency that has in effect a rating for the Index Debt; (ii) if the ratings established or deemed to have been established by S&P and Moody’s for the Index Debt shall fall within different Performance Levels, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Performance Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Performance Level one rating lower than the higher of the two ratings; (iii) if either S&P or Moody’s shall have issued at any one time more than one rating of the Index Debt, the lowest such rating issued by such rating agency shall apply; and (iv) if the ratings established or deemed to have been established by S&P and Moody’s for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when or whether notice of such change shall have been furnished by any Borrower to the Administrative Agent and the Lenders. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
     If the rating system of S&P or Moody’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the applicable Facility Fee, LIBOR Margin and ABR Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.
     If WIL shall at any time fail to have in effect a rating for the Index Debt, WIL shall seek and obtain, within thirty (30) days after such rating first ceases to be in effect, a corporate credit rating or a bank loan rating from S&P and/or Moody’s (or, if neither S&P nor Moody’s issues such types of ratings or ratings comparable thereto, from another nationally recognized rating agency approved by each of WIL and the Administrative Agent in its reasonable discretion), and from and after the date on which such corporate credit rating or bank loan rating is obtained until such time (if any) that a rating for the Index Debt becomes effective again, the Applicable Rate shall be based on such corporate credit or bank loan rating or ratings in the same manner as provided herein with respect to the ratings for the Index Debt (with Performance Level VI being the Applicable Rate in effect from the time the ratings for the Index Debt cease to be in effect until the earlier of (x) the date on which any such corporate credit rating or bank loan rating is obtained and (y) the date on which a rating for the Index Debt becomes effective again).
     “Approved Fund” has the meaning specified in Section 11.05.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.05) and accepted by the Administrative Agent, in the form of Exhibit A.
     “Assurance” means, as to any Person, any guaranty or other contingent liability of such Person (other than any endorsement for collection or deposit in the ordinary course of business) or obligations as an account party in respect of letters of credit, direct or indirect, with respect to any obligation of another Person, through an agreement or otherwise, including (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligation and (b) any agreement (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligation, (ii) to purchase securities or to purchase, sell or lease property (whether as lessee or lessor), products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or non-delivery of the securities, property, products, materials or supplies, or transportation or services or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy any obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation. The amount of any Assurance shall be an amount equal to the lesser of the stated or determinable amount of the primary obligation in respect of which such Assurance is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
     “Australian Dollar Sublimit” means, at any time, an amount equal to $100,000,000.
     “Australian Dollars” means the lawful currency of Australia.
     “Availability Period” means the period from the Effective Date to the earlier of the Maturity Date and the date of termination of all of the Commitments.
     “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent or any Obligor Party, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
     “Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
     “Board of Directors” means, with respect to any Person, the board of directors (or other governing body) of such Person (or of its (managing) general partner or managing member, as the case may be), or any committee thereof duly authorized to act on behalf of such board of directors (or other governing body).
     “Borrowers” means, collectively, WIL, HOC, WCMS and any other Persons from time to time becoming Borrowers hereunder pursuant to Section 11.01(c), but excluding any Persons who from time to time cease to be Borrowers hereunder pursuant to Section 11.01(d).
     “Borrowing” means (a) Revolving Credit Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Revolving Credit Loans, denominated in a single Currency and as to which a single Interest Period is in effect or (b) a Swingline Borrowing.
     “Borrowing Request” means a request by a Borrower for a Borrowing of Revolving Credit Loans in accordance with Section 2.02, which, if in writing, shall be substantially in the form of Exhibit B-1.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day”

shall also exclude any day on which banks are not open for dealings in Dollar deposits or deposits in any Optional Currency, as applicable, in the London interbank market and (b) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (“TARGET”) payment system is not open for the settlement of payments in Euro.
     “Canadian Dollar Sublimit” means, at any time, an amount equal to $200,000,000.
     “Canadian Dollars” means the lawful currency of Canada.
     “Capital Lease” means, as to any Person, any lease in respect of which the rental obligation of such Person constitutes a Capitalized Lease Obligation.
     “Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated) of such Person’s equity, including all common stock and preferred stock, common shares and preference shares, any limited or general partnership interests and any limited liability company membership interests.
     “Capitalized Lease Obligation” means, with respect to any Person, the obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease obligation on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.
     “Cash Collateralization Date” has the meaning specified in Section 3.01(j)(ii).
     “Change in Law” means (a) the adoption of any law, rule or regulation, in each case, by any Governmental Authority after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof, in each case, by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law), in each case, of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act (enacted July 21, 2010) and all requests, rules, guidelines or directives issued thereunder, or issued in connection therewith, in each case by a Governmental Authority and resulting in additional costs or limitations on the making, maintenance or pricing of loans or the participation in, or issuance or maintenance of, letters of credit, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued by a Governmental Authority.
     “Change of Control” means an event or series of events by which: (a) in the case of WIL-Switzerland, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date) or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act in effect on the Effective Date) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on the Effective Date), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Weatherford Parent Company, except as a result of a Redomestication; (ii) the shareholders of the Weatherford Parent Company approve any plan of liquidation, winding up or dissolution of the Weatherford Parent Company, except in connection with a Redomestication of the Weatherford Parent Company; (iii) the Weatherford Parent Company conveys, transfers or leases all or substantially all of its assets to any Person, except in connection with a Redomestication of the Weatherford Parent Company; or (iv) during any period of twelve consecutive months, individuals who, at the beginning of such period, constituted the Board of Directors of the Weatherford Parent Company (together with any new directors whose appointment or election by such Board of Directors or whose nomination for election by the shareholders of the Weatherford Parent Company, as applicable, was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose appointment, election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Weatherford Parent Company then in office, but excluding from the foregoing clause any change in the composition or membership of the Board of Directors of the Weatherford Parent Company resulting solely from the addition thereto or removal therefrom of directors to the extent necessary for the Weatherford Parent Company to comply with the United States Sarbanes Oxley Act of 2002 or the rules and regulations of any stock exchange on which the Weatherford Parent Company’s securities are listed, pursuant to the recommendation of the Weatherford Parent Company’s legal counsel; or (b) in the case of any other Obligor, except in a transaction permitted by Section 8.02, the Weatherford Parent Company ceases to own, after giving effect to such event or series of events, directly or indirectly, 100% of the issued and outstanding Capital Stock of each class of such Obligor.
     “Change of Control Event” means (a) the execution of any definitive agreement which when fully performed by the parties thereto, would result in a Change of Control; or (b) the commencement of a tender offer pursuant to Section 14(d) of the Exchange Act that would result in a Change of Control if completed.
     “Charges” has the meaning specified in Section 11.14.
     “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to (a) make Loans, (b) acquire participations in Letters of Credit hereunder and (c) acquire participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be (i) reduced from time to time pursuant to Section 2.06, (ii) increased from time to time pursuant to Section 2.15 and (iii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 4.03 or Section 11.05.
     “Commitment Increase” has the meaning specified in Section 2.15(a).

     “Commitment Increase Agreement” means a Commitment Increase Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers, among the Borrowers, WIL-Switzerland, the Administrative Agent, the Issuing Banks and one or more Additional Lenders and/or Increasing Lenders.
     “Commitment Increase Effective Date” has the meaning specified in Section 2.15(d).
     “Commitment Increase Rejection Notice” has the meaning specified in Section 2.15(b).
     “Consolidated Indebtedness” means, for any Person, at the date of any determination thereof, Indebtedness of such Person and its Consolidated Subsidiaries (other than Interest Rate Risk Indebtedness, Derivatives Obligations, and contingent obligations in respect of letters of credit), determined on a consolidated basis in accordance with GAAP.
     “Consolidated Subsidiary” of any Person means any Subsidiary of such Person whose financial condition and results of operations are required in accordance with GAAP to be shown on a consolidated basis with the financial condition and results of operations of such Person. Unless the context otherwise clearly requires, references in this Agreement to a “Consolidated Subsidiary” or the “Consolidated Subsidiaries” refer to a Consolidated Subsidiary or the Consolidated Subsidiaries of WIL-Switzerland.
     “Credit Agricole” means Credit Agricole Corporate and Investment Bank and its successors.
     “Credit Event” means the making of any Loan or the issuance of any Letter of Credit pursuant hereto.
     “Credit Party” means the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender.
     “Currency” means Dollars or any Optional Currency.
     “Default” means the occurrence of any event which with the giving of notice or the passage of time or both would become an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Obligor Party or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by any Obligor Party or any Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Obligor Party’s or Credit Party’s receipt of such certification in form and substance satisfactory to such Obligor Party or such Credit Party, as applicable, and the Administrative Agent, or (d) has become, or whose Parent has become, the subject of a Bankruptcy Event.
     “Derivatives Obligations” means, as to any Person, all obligations of such Person in respect of any swap transaction, forward rate transaction, commodity swap, commodity option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions, entered into in the ordinary course of business of such Person for the purpose of hedging and not for speculative purposes.
     “Deutsche Bank” means Deutsche Bank AG New York Branch and its successors.
     “Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in an Optional Currency, the equivalent in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on such date of determination. In making any determination of the Dollar Equivalent (for purposes of calculating the amount of Revolving Credit Loans to be borrowed from the respective Lenders on any date or for any other purpose), the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which any Borrower delivers a Borrowing Request for Revolving Credit Loans or on such other date on which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.
     “Dollars”, “dollars” and “$” means the lawful currency of the United States of America.
     “Effective Date” means the date on which each party hereto has executed and delivered this Agreement and the other conditions set forth in Section 5.01 are first satisfied or waived.
     “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the U.S. Department of Labor thereunder.
     “ERISA Affiliate” means (a) each member of a controlled group of corporations and each trade or business (whether or not incorporated) under common control which, together with WIL-Switzerland, would be treated as a single employer at any time within the preceding six years under Section 414 of the Code and (b) any Subsidiary of any of the Obligors.
     “Euro” means the lawful currency of the member states of the European Union which adopted the Council Regulation E.C. No. 1103/97 dated June 17, 1997, passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of the Economic and Monetary Union.
     “Euro Sublimit” means, at any time, an amount equal to $400,000,000.
     “Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Eurocurrency Borrowing Minimum” means, as of any date of determination, (a) in the case of a Eurocurrency Borrowing denominated in Dollars, $2,000,000, and (b) in the case of a Eurocurrency Borrowing denominated in any Optional Currency, the amount of such Optional Currency that on such date of determination has a Dollar Equivalent approximately equal to $2,000,000.
     “Eurocurrency Borrowing Multiple” means, as of any date of determination, (a) in the case of a Eurocurrency Borrowing denominated in Dollars, $1,000,000, and (b) in the case of a Eurocurrency Borrowing denominated in any Optional Currency, the amount of such Optional Currency that on such date of determination has a Dollar Equivalent approximately equal to $1,000,000.
     “Event of Default” shall have the meaning specified in Section 9.01.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Exchange Rate” shall mean, with respect to any Optional Currency on a particular date, the rate at which such Optional Currency may be exchanged into Dollars, as set forth at 11:00 a.m., London time, on such date on the applicable Reuters currency page with respect to such Optional Currency. If such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such Optional Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London Interbank market or other market where its foreign currency exchange operations in respect of such Optional Currency are then being conducted, at or about 11:00 a.m., London time, at such date for the purchase of Dollars with such Optional Currency, for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error; and provided, further, that in connection with any determination of such rate, upon the written request of any Borrower, the Administrative Agent shall notify such Borrower of the sources used to determine such rate.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower or Guarantor under any Loan Document, (a) any taxes imposed on (or measured by reference to, in whole or in part) its income, profits, capital or net worth (but excluding withholding Taxes for purposes of this subsection (a) only) by the United States of

America, or by the jurisdiction under the laws of which such recipient is organized or resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Borrower, the Administrative Agent, any Lender, any Issuing Bank or any other such recipient is located or otherwise conducting business activity, (c) in the case of a Lender (other than an assignee pursuant to an assignment required by WIL under Section 4.03(b)), any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or would have been so imposed if a Borrower were a United States corporation, or is attributable to such Lender’s failure to comply with Section 4.02(c) or 4.02(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 4.02(a), (d) in the case of any Lender that becomes a party to this Agreement after the date hereof (or designates a new lending office after the date hereof) without the prior written consent of WIL to the extent required by Section 11.05 (other than (i) a Lender that becomes a party to this Agreement or designates a new lending office when an Event of Default has occurred and is continuing, (ii) a Lender that designates a new lending office after the date hereof pursuant to Section 4.03(a), (iii) an assignee pursuant to an assignment by a Lender under Section 4.03(a), (iv) an assignee pursuant to an assignment required by WIL under Section 4.03(b) and (v) a Lender that becomes party to this Agreement as a result of an assignment by a Lender or a Lender that designates a new lending office, if such assignment or designation is necessary for the applicable Lender to make a Revolving Credit Loan denominated in any Optional Currency upon the request of a Borrower for Revolving Credit Loans in such Optional Currency pursuant to Section 2.02), any withholding tax that is imposed on amounts payable to such Lender pursuant to any Loan Document (and including any additional withholding tax that is imposed on amounts payable to such Lender as a result of a change in treaty, law or regulation), (e) in the case of a Lender, any withholding tax imposed on amounts payable to such Lender immediately after it changes its jurisdiction of organization and/or tax residency, except to the extent payments to, or for the benefit of, such Lender were subject to a withholding tax for which an Obligor was responsible immediately prior to the Lender’s change in jurisdiction and/or tax residency, and (f) any United States federal withholding Taxes imposed by FATCA.
     “Existing Credit Agreements” means the Existing Deutsche Bank Credit Agreement and the Existing JPMorgan Credit Agreement.
     “Existing Deutsche Bank Credit Agreement” means that certain Credit Agreement dated as of March 19, 2008 (as amended by that certain Omnibus Consent and Amendment to Credit Agreement dated as of January 9, 2009) among WIL, WIL-Switzerland, WII, Deutsche Bank AG, Caymans Island Branch, as administrative agent, and the other lenders party thereto.
     “Existing JPMorgan Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of May 2, 2006 (as amended by that certain Omnibus Consent and Amendment to Second Amended and Restated Credit Agreement dated as of January 9, 2009) among WIL, HOC and WCMS, as borrowers, WIL-Switzerland and WII, as guarantors, JPMorgan Chase Bank, N.A., as the administrative agent, and the other lenders party thereto.

     “Existing Letters of Credit” means all letters of credit issued pursuant to the Existing JPMorgan Credit Agreement that are outstanding immediately prior to the Effective Date and will remain outstanding from and after the Effective Date until their respective expiry dates. Each Existing Letter of Credit is listed in Schedule 1.01A.
     “Existing Maturity Date” has the meaning specified in Section 2.18(c).
     “Extended Expiration Letter of Credit” has the meaning specified in Section 3.01(c).
     “Extension Effective Date” has the meaning specified in Section 2.18(b).
     “Facility Fee Rate” means, for any day, the per annum rate set forth in the definition of the term “Applicable Rate” under the heading “Facility Fee”, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt.
     “FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof, whether issued before or after the Effective Date.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York on the next succeeding Business Day, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing reasonably selected by it.
     “Financial Standby Letter of Credit” means a standby Letter of Credit under which the beneficiary is entitled to draw thereon in the event that the account party (or the Person or Persons on whose behalf such Letter of Credit was issued) fails to perform a financial obligation. By way of example, a Financial Standby Letter of Credit includes (a) a standby Letter of Credit that secures an obligation to repay borrowed money or to pay invoices, insurance premiums or other monetary obligations, (b) a standby Letter of Credit issued to back a bank guarantee, surety bond or other similar instrument issued to secure an obligation to repay borrowed money or to pay invoices, insurance premiums or other monetary obligations and (c) each Existing Letter of Credit that is identified as a “Financial Standby Letter of Credit” on Schedule 1.01A.
     “Financial Standby LC Participation Fee Rate” means, for any day, a per annum rate equal to (a) for purposes of Section 2.09(b)(i), the applicable “LIBOR Margin” set forth in the definition of the term “Applicable Rate”, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt, and (b) for purposes of Section 2.09(b)(ii), the sum of (i) the applicable “LIBOR Margin” set forth in the definition of the term “Applicable Rate” plus (ii) the applicable Facility Fee Rate, in each case based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

     “GAAP” means generally accepted accounting principles as in effect from time to time as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.
     “Governmental Authority” means the government of the United States of America, any State of the United States, Switzerland, Bermuda, the Republic of Hungary or any other nation and any political subdivision of any of the foregoing, whether state or local, and any central bank, agency, authority, instrumentality, regulatory body, department, commission, board, bureau, court, tribunal or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantors” means WIL-Switzerland and WII (unless WII has been released and discharged from its obligations under the Guaranty Agreement pursuant to Section 8 thereof and such obligations have not been reinstated), and “Guarantor” means either of them.
     “Guaranty Agreement” means the Guaranty Agreement dated as of the date hereof made by WIL-Switzerland and WII in favor of the Credit Parties, pursuant to which WIL-Switzerland and WII, jointly and severally, guarantee the Obligations.
     “HOC” has the meaning specified in the introductory paragraph of this Agreement.
     “Hungarian Tax Residency Certification” means an official certification of tax residency issued by a Governmental Authority of the Lender’s jurisdiction of tax residency certifying that the Lender is a tax resident of such jurisdiction.
     “Identified Lender Exposure” means, in connection with any Commitment Increase, an amount equal to (a) in the case of an Identified Lender that is an Additional Lender, the amount of such Identified Lender’s Commitment immediately after giving effect to such Commitment Increase, and (b) in the case of an Identified Lender that is an Increasing Lender, the amount by which such Increasing Lender’s Commitment is being increased pursuant to such Commitment Increase.
     “Identified Lenders” has the meaning specified in Section 2.15(b).
     “Increasing Lender” has the meaning specified in Section 2.15(a).
     “Indebtedness” means (without duplication), with respect to any Person, (a) any liability of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (ii) evidenced by a bond, note, debenture or similar instrument, (iii) for the balance deferred and unpaid of the purchase price for any property or any obligation upon which interest charges are customarily paid (except for trade payables arising in the ordinary course of business), or (iv) for the payment of money relating to the principal portion of any Capitalized Lease Obligation; (b) any obligation of any Person secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) a consensual Lien on property owned or acquired, whether or not any obligation secured thereby has been assumed, by such Person; (c) all net obligations of such Person as of the date of a required calculation of any Derivatives Obligations; (d) all Assurances of such Person of the Indebtedness of any other Person of the type referred to in clause (a) or (c); (e) Interest Rate Risk Indebtedness of such Person; and (f) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to above.
     “Indemnified Taxes” means any Taxes other than Excluded Taxes and Other Taxes.
     “Indemnitee” has the meaning specified in Section 11.04.
     “Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of WIL that is not guaranteed by any other Person (other than WIL-Switzerland and WII) or subject to any other credit enhancement.
     “Interest Election Request” means a request by a Borrower to convert or continue a Revolving Credit Loan in accordance with Section 2.05, which, if in writing, shall be substantially in the form of Exhibit C.
     “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
     “Interest Period” means, with respect to a Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as a Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing of Revolving Credit Loans, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Interest Rate Risk Indebtedness” means, with respect to any Person, all payment obligations and Indebtedness of such Person with respect to the program for the hedging of interest rate risk provided for in any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar arrangement entered into by such Person for the purpose of reducing its exposure to interest rate fluctuations and not for speculative purposes, as from time to time amended, modified, restated or supplemented.

     “ISDA” means the International Swaps and Derivatives Association, Inc.
     “Issuing Bank” means each of JPMorgan, Deutsche Bank, Credit Agricole, RBS, Wells Fargo and any other Lender that agrees to issue Letters of Credit hereunder as contemplated by Section 3.01(k), in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 3.01(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Issuing Bank Agreement” has the meaning specified in Section 3.01(k).
     “Issuing Bank LC Collateral Account” has the meaning specified in Section 3.01(j).
     “JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.
     “LC Collateral Account” has the meaning specified in Section 3.01(j).
     “LC Commitment” means, as to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 3.01. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 1.01B, or in the case of any Lender that becomes an Issuing Bank after the Effective Date as contemplated by Section 3.01(k), the Issuing Bank Agreement executed by such Lender.
     “LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.
     “LC Expiration Date” has the meaning specified in Section 3.01(c).
     “LC Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Total LC Exposure at such time.
     “LC Sublimit” means, at any time, an amount equal to the lesser of (i) $1,000,000,000 and (ii) the Aggregate Commitments at such time.
     “Lead Arrangers” means J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Credit Agricole Corporate and Investment Bank, RBS Securities Inc. and Wells Fargo Securities, LLC.
     “Lenders” means the Persons listed in Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.

     “Letter of Credit Request” means a request by a Borrower for the issuance, amendment, renewal or extension, as the case may be, of a Letter of Credit in accordance with Section 3.01(b), which shall be substantially in the form of Exhibit F.
     “LIBO Rate” means, for any Interest Period with respect to a Eurocurrency Loan, the applicable British Bankers’ Association London interbank offered rate for deposits in the relevant currency for such Eurocurrency Loan, as reported by any generally recognized financial information service at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that if no such British Bankers’ Association London interbank offered rate is available to the Administrative Agent, the applicable LIBO Rate for such Interest Period shall instead be the rate at which deposits in the relevant currency and in immediately available funds are offered to first class banks in the London interbank market by the Reference Bank at approximately 11:00 a.m., London time, two Business Days before the first day of such Interest Period and for a period equal to such Interest Period and in amounts substantially equal to the amount of the requested Eurocurrency Loan of the Reference Bank comprising a part of such Borrowing.
     “Lien” means any lien, mortgage, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge or encumbrance of any kind including any conditional sale or other title retention agreement or any lease (excluding, however, any lease that is not a Capital Lease) in the nature thereof (whether voluntary or involuntary and whether imposed or created by operation of law or otherwise), and any agreement to give a lien, mortgage, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge or other encumbrance of any kind; provided that “Lien” shall not include or cover (i) setoff rights and other standard arrangements for netting payment obligations in the settlement of obligations, arising under ISDA standard documents or otherwise customary in swap or hedging transactions; and (ii) setoff rights of banks party to Derivatives Obligations which rights arise in the ordinary course of customary banking relationships.
     “Loan” means a Revolving Credit Loan or a Swingline Loan, as the context may require.
     “Loan Documents” means, collectively, this Agreement, any Notes issued pursuant to this Agreement, the Guaranty Agreement, the Letters of Credit (and applications therefor), all instruments, certificates and agreements now or hereafter executed or delivered by any Obligor to the Administrative Agent, any Issuing Bank or any Lender pursuant to or in connection with any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.
     “Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) and after taking into account actual insurance coverage and effective indemnification with respect to such occurrence, (a) a material adverse effect on the financial condition, business or operations of WIL-Switzerland and its Subsidiaries, taken as a whole, or (b) the impairment of (i) the ability of the Obligors to collectively perform their payment or other material obligations hereunder or under the Notes and other Loan Documents or (ii) the ability of the Administrative Agent or the Lenders to realize the material benefits intended to be provided by the Obligors under the Loan Documents.

     “Material Subsidiary” means, at any date, any Consolidated Subsidiary of WIL-Switzerland that, together with its own Consolidated Subsidiaries, either (a) has total assets in excess of 5% of the total assets of WIL-Switzerland and its Consolidated Subsidiaries or (b) has gross revenues in excess of 5% of the consolidated gross revenues of WIL-Switzerland and its Consolidated Subsidiaries based, in each case, on the most recent audited consolidated financial statements of WIL-Switzerland. Notwithstanding the foregoing, for so long as WII is a Guarantor, WII shall be deemed to be a Material Subsidiary.
     “Maturity Date” means October 15, 2013, and for any Lender agreeing to extend the Maturity Date pursuant to Section 2.18, October 15 in each year thereafter to which the Maturity Date has been extended, but in no event later than October 15, 2015.
     “Maximum Rate” has the meaning specified in Section 11.14.
     “Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
     “Multiemployer Plan” means any plan covered by Title IV of ERISA which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).
     “Net Worth” means, for any Person, at the date of any determination thereof, on a consolidated basis, the sum of (a) the par value or stated value of its Capital Stock, plus (b) capital in excess of par or stated value of shares of its Capital Stock, plus (or minus in the case of a deficit) (c) retained earnings or accumulated deficit, as the case may be, plus (d) any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding (i) any treasury stock and (ii) the effects upon net worth resulting from the translation of foreign currency-denominated assets and liabilities into Dollars.
     “New Funds Amount” has the meaning specified in Section 2.15(f).
     “New Parent” has the meaning specified in clause (c) of the definition of the term “Redomestication”.
     “Non-Extending Lender” means, with respect to any extension of the Maturity Date pursuant to Section 2.18, any Lender that has not consented to or has been deemed not to have consented to such extension pursuant to Section 2.18.
     “Norwegian Kroner” means the lawful currency of the Kingdom of Norway.
     “Norwegian Kroner Sublimit” means, at any time, an amount equal to $100,000,000.
     “Note” means a Revolving Credit Note or a Swingline Note, as the context may require, and “Notes” means all Revolving Credit Notes and Swingline Notes.
     “Notice of Commitment Increase” has the meaning specified in Section 2.15(b).
     “Obligations” means, as at any date of determination thereof, the sum of the following: (a) the aggregate principal amount of, and all unpaid interest on, Loans outstanding hereunder on such date, plus (b) all reimbursement obligations of any Borrower with respect to then outstanding Letters of Credit, plus (c) all other outstanding liabilities, obligations and indebtedness of any Borrower under any Loan Document on such date.
     “Obligors” means the Borrowers and the Guarantors, and “Obligor” means any of them.
     “Obligor Parties” means the Borrowers and WIL-Switzerland, and “Obligor Party” means any of them.
     “Optional Currency” means Australian Dollars, Canadian Dollars, Euros, Norwegian Kroner or Pounds Sterling, so long as such currency is freely traded and convertible into Dollars in the London Interbank market and a Dollar Equivalent thereof can be calculated. If, after the making of a Loan in any Optional Currency, such Optional Currency ceases to be lawful currency freely convertible into Dollars and is replaced by the Euro, thereafter the Optional Currency for purposes of such Loan shall be the Euro.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies, other than Excluded Taxes, arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but only to the extent that any of the foregoing is imposed by (i) Bermuda, the Republic of Hungary, the United States or any other jurisdiction in which any Borrower is organized or is resident for tax purposes or any other jurisdiction in which WIL is Redomesticated or is resident for tax purposes with respect to a Foreign Lender, or (ii) Bermuda, the Republic of Hungary or any other jurisdiction in which any Borrower is organized or is resident for tax purposes or any other jurisdiction (other than the United States) in which WIL is Redomesticated or is resident for tax purposes with respect to a Lender which is not a Foreign Lender.
     “Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
     “Participant” has the meaning specified in Section 11.05(c).
     “Paying Borrower” has the meaning specified in Section 2.14.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Performance Standby Letter of Credit” means a standby Letter of Credit under which the beneficiary is entitled to draw thereon in the event that the account party (or the Person or Persons on whose behalf such Letter of Credit was issued) fails to perform a nonfinancial contractual obligation. By way of example, a Performance Standby Letter of Credit includes (a) a standby Letter of Credit issued to secure (i) performance obligations in connection with the provision of Weatherford Customer Services (including Weatherford Customer Services about to be commenced) or (ii) performance obligations in connection with bids for prospective projects involving Weatherford Customer Services, (b) a standby Letter of Credit issued to back a bank guarantee, surety bond, performance bond, customs bond, advance payment bond, or other similar instrument issued to secure the obligation to perform Weatherford Customer Services and

(c) each Existing Letter of Credit that is identified as a “Performance Letter of Credit” in Schedule 1.01A.
     “Performance Standby LC Participation Fee Rate” means, for any day, a per annum rate equal to (a) for purposes of Section 2.09(b)(i), 50% of the applicable “LIBOR Margin” set forth in the definition of the term “Applicable Rate”, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt, and (b) for purposes of Section 2.09(b)(ii), 50% of the sum of (i) the applicable “LIBOR Margin” set forth in the definition of the term “Applicable Rate” plus (ii) the applicable Facility Fee Rate, in each case based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt.
     “Permitted Liens” means, without duplication,
     (a) Liens, not otherwise permitted under any other provision of this definition, securing Indebtedness permitted under this Agreement in an aggregate principal amount at any time outstanding which does not exceed 15% of WIL-Switzerland’s Net Worth;
     (b) Liens for Taxes or unpaid utilities (i) not yet delinquent or which can thereafter be paid without penalty, (ii) which are being contested in good faith by appropriate proceedings (provided that, with respect to Taxes referenced in this clause (ii), adequate reserves with respect thereto are maintained on the books of WIL-Switzerland or its Subsidiaries, to the extent required by GAAP) or (iii) imposed by any foreign Governmental Authority and attaching solely to assets with a fair market value not in excess of $50,000,000 in the aggregate at any one time;
     (c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP;
     (d) pledges or deposits made in compliance with, or deemed trusts arising in connection with, workers’ compensation, unemployment insurance, old age benefits, pension, employment or other social security laws or regulations;
     (e) easements, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any land or interests therein and statutory exceptions to title) and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of WIL-Switzerland or any of its Subsidiaries;
     (f) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been made to the extent required by GAAP;

     (g) Liens on the assets (and related insurance proceeds) of any entity or asset (and related insurance proceeds) existing at the time such asset or entity is acquired by WIL-Switzerland or any of its Subsidiaries, whether by merger, amalgamation, consolidation, purchase of assets or otherwise; provided that (i) such Liens are not created, incurred or assumed by such entity in contemplation of such entity’s being acquired by WIL-Switzerland or any of its Subsidiaries, (ii) such Liens do not extend to any other assets of WIL-Switzerland or any of its Subsidiaries and (iii) the Indebtedness secured by such Liens is permitted pursuant to this Agreement;
     (h) Liens securing Indebtedness of WIL-Switzerland or its Subsidiaries not prohibited by Section 8.04 incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created not more than 90 days after the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property (other than proceeds from associated insurances and proceeds of, improvements, accessions and upgrades to, and related contracts, intangibles and other assets incidental to or arising from, the property so acquired and the Capital Stock of Subsidiaries that own directly or indirectly the property so acquired) other than the property financed by such Indebtedness and (iii) the Liens are not modified to secure other Indebtedness and the amount of Indebtedness secured thereby is not increased;
     (i) Liens incurred to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);
     (j) leases or subleases granted to others not interfering in any material respect with the business of WIL-Switzerland or any of its Subsidiaries;
     (k) Liens to secure obligations arising from statutory or regulatory requirements;
     (l) any interest or title of a lessor in property (and proceeds (including proceeds from insurance) of, and improvements, accessions and upgrades to, such property) subject to any Capitalized Lease Obligation or operating lease which obligation or lease, in each case, is permitted under this Agreement;
     (m) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of WIL-Switzerland or any of its Subsidiaries on deposit with or in possession of such bank;
     (n) extensions, renewals and replacements of any Lien permitted by any of the preceding clauses, so long as (i) the principal amount of any debt secured thereby is not increased (other than to the extent of any amounts incurred to pay costs of any such extension, renewal or replacement) and (ii) such Lien does not extend to any additional assets (other than improvements and accessions to, and replacements of, the assets originally subject to such Lien); and
     (o) Liens securing interest rate, commodity or foreign exchange hedging obligations incurred in the ordinary course of business and not for speculative purposes; provided that the aggregate amount of all such obligations secured by such Liens shall not at any time exceed $250,000,000.
     “Person” means any individual, corporation, company, limited or general partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Authority.
     “Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 430 of the Code or Section 303 of ERISA and at any time within the preceding six years has been (a) sponsored, maintained or contributed to by WIL-Switzerland or any ERISA Affiliate for employees of WIL-Switzerland or any ERISA Affiliate or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which WIL-Switzerland or any ERISA Affiliate is then making or accruing an obligation to make contributions.
     “Pounds Sterling” means the lawful currency of the United Kingdom.
     “Pounds Sterling Sublimit” means, at any time, an amount equal to $400,000,000.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by the Reference Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced by the Reference Bank as being effective.
     “Principal Financial Officer” means, with respect to any Obligor Party, the chief financial officer, the treasurer or the principal accounting officer of such Obligor Party.
     “RBS” means The Royal Bank of Scotland plc and its successors.
     “Redomestication” means:
     (a) any amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action of the Weatherford Parent Company with or into any other person (as such term is used in Section 13(d) of the Exchange Act), or of any other person (as such term is used in Section 13(d) of the Exchange Act) with or into the Weatherford Parent Company, or the sale, distribution or other disposition (other than by lease) of all or substantially all of the properties or assets of the Weatherford Parent Company and its Subsidiaries taken as a whole to any other person (as such term is used in Section 13(d) of the Exchange Act),
     (b) any continuation, discontinuation, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization consolidation or similar action of the Weatherford Parent Company, pursuant to the law of the jurisdiction of its organization and of any other jurisdiction, or

     (c) the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of 100% of the voting shares of the Weatherford Parent Company (the “New Parent”), if, as a result thereof,
     (x) in the case of any action specified in clause (a), the entity that is the surviving, resulting or continuing Person in such amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action, or the transferee in such sale, distribution or other disposition,
     (y) in the case of any action specified in clause (b), the entity that constituted the Weatherford Parent Company immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization), or
     (z) in the case of any action specified in clause (c), the New Parent
(in any such case the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of the State of Delaware or another State of the United States or under the laws of the United Kingdom, The Kingdom of the Netherlands or another member country of the European Union or (with the consent of the Required Lenders, such consent not to be unreasonably withheld) under the laws of any other jurisdiction, provided that (I) each class of Capital Stock of the Surviving Person issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as was the Capital Stock of the entity constituting the Weatherford Parent Company immediately prior thereto (provided that in no event shall a Change of Control (disregarding the phrase “except as a result of a Redomestication” contained in clause (a)(i) of the definition of “Change of Control” for these purposes) result from any of the actions specified in clauses (a) through (c) above) and (II) the Surviving Person shall have delivered to the Administrative Agent:
     (i) a certificate to the effect that, both before and after giving effect to such transaction, no Default or Event of Default exists,
     (ii) an opinion, reasonably satisfactory in form, scope and substance to the Administrative Agent, of counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with the Redomestication as the Administrative Agent or any Lender may reasonably request,
     (iii) if applicable, the documents required by Section 8.02(c); and
     (iv) if the Surviving Person is the New Parent, (A) an instrument whereby such Person unconditionally guarantees the Obligations for the benefit of the Credit Parties and (y) an instrument whereby such Person becomes a party to this Agreement and assumes all rights and obligations hereunder of the entity constituting the Weatherford

Parent Company immediately prior to the transactions described above, in each case in form and substance reasonably satisfactory to the Administrative Agent.
     “Reducing Percentage Lender” has the meaning specified in Section 2.15(f).
     “Reduction Amount” has the meaning specified in Section 2.15(f).
     “Reference Bank” means JPMorgan (for so long as it is the Administrative Agent) or any successor administrative agent pursuant to Article X hereto.
     “Register” has the meaning specified in Section 11.05(b)(iv).
     “Regulation D” means Regulation D of the Board (respecting reserve requirements), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Regulation T” means Regulation T of the Board (respecting eligible securities and margin requirements), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Regulation U” means Regulation U of the Board (respecting margin credit extended by banks), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Regulation X” means Regulation X of the Board (respecting borrowers who obtain margin credit), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.
     “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than fifty percent (50%) of the sum of the Total Revolving Credit Exposure and unused Commitments at such time; provided that the Revolving Credit Exposure of, and unused Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” means, with respect to any Obligor, the president, the chief financial officer, the treasurer, the principal accounting officer or any vice president with responsibility for financial or accounting matters of such Obligor, or an individual specifically authorized by the Board of Directors of such Obligor to sign on behalf of such Obligor.
     “Revaluation Date” means each of the following: (a) each date of a Borrowing of a Eurocurrency Loan denominated in an Optional Currency, (b) each date of a continuation of a Eurocurrency Loan denominated in an Optional Currency, (c) each date of a renewal or extension of a Letter of Credit denominated in an Optional Currency, (d) on the first Business Day of each calendar month, and (e) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require as a result of fluctuations in the relevant currency exchange rates or the occurrence and continuation of an Event of Default.
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the Dollar Equivalent of the outstanding principal amount of such Lender’s Revolving Credit Loans at such time plus (b) such Lender’s LC Exposure at such time plus (c) such Lender’s Swingline Exposure at such time.
     “Revolving Credit Loan” has the meaning specified in Section 2.01(a).
     “Revolving Credit Note” means a promissory made by the Borrowers in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit D-1.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor to the ratings agency business thereof.
     “SEC” means the United States Securities and Exchange Commission, or any governmental authority succeeding to the functions of said Commission.
     “Specified Obligor” means any Obligor other than WIL-Switzerland, WIL and WII (to the extent WII is an Obligor).
     “Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     “Subsidiary” of a Person means (a) a company or corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than 50% of the assets of such partnership upon its dissolution, or (c) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. Unless the context otherwise clearly requires, references in this Agreement to a “Subsidiary” or the “Subsidiaries” refer to a Subsidiary or the Subsidiaries of WIL-Switzerland.
     “Substitute Declaration” means a certification from any Lender that such Lender qualifies as a tax resident in a jurisdiction which has, in force at the time the Substitute Declaration is provided, an income tax treaty with the Republic of Hungary.
     “Surviving Person” has the meaning specified in the definition of “Redomestication”.
     “Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.03.
     “Swingline Borrowing Request” means a request by a Borrower for a Swingline Loan in accordance with Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit B-2.
     “Swingline Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time.
     “Swingline Lender” means each of JPMorgan and Wells Fargo, in its capacity as a provider of Swingline Loans, or any successor Swingline Lender hereunder.
     “Swingline Loan” has the meaning specified in Section 2.03(a).
     “Swingline Note” means a promissory note made by the Borrowers in favor of a Swingline Lender evidencing the Swingline Loans made by such Swingline Lender, substantially in the form of Exhibit D-2.
     “Swingline Sublimit” means, with respect to each Swingline Lender at any time, an amount equal to the lesser of (i) $50,000,000 and (ii) the Aggregate Commitments at such time. The Swingline Sublimit of each Swingline Lender is part of, and not in addition to, the Aggregate Commitments at any time.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Terminated Issuing Bank” means, at any time, any Issuing Bank so long as (a) the LC Commitment of such Issuing Bank has been terminated pursuant to Section 3.01(i) and (b) such

Issuing Bank has been deemed to be a “Terminated Issuing Bank” pursuant to the terms of Section 2.15(c).
     “Total Capitalization” means, for any Person, at the date of determination thereof, the sum of (a) Consolidated Indebtedness of such Person plus (b) Net Worth of such Person.
     “Total LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.
     “Total Revolving Credit Exposure” means at any time, the sum of (a) the Dollar Equivalent of the aggregate outstanding principal amount of all Revolving Credit Loans at such time plus (b) the Total LC Exposure at such time plus (c) the aggregate outstanding principal amount of all Swingline Loans at such time.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
     “Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.
     “WCMS” has the meaning specified in the introductory paragraph of this Agreement.
     “Weatherford Customer Services” means the provision of equipment (including the manufacturing, shipment, installation, servicing or removal thereof) and services to the oil field services industry, and pipeline and specialty services.
     “Weatherford Parent Company” means WIL-Switzerland or, if a Redomestication has occurred subsequent to the date hereof and prior to the event in question on the date of determination, the Surviving Person resulting from such prior Redomestication.
     “Wells Fargo” means Wells Fargo Bank, National Association and its successors.
     “Wholly-Owned Subsidiary” of a Person means a Subsidiary of which all issued and outstanding Capital Stock (excluding directors’ qualifying shares or similar jurisdictional requirements) is directly or indirectly owned by such Person. Unless the context otherwise clearly requires, references in this Agreement to a “Wholly-Owned Subsidiary” or the “Wholly-Owned Subsidiaries” refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of WIL-Switzerland.
     “WII” means Weatherford International, Inc., a Delaware corporation.
     “WIL” has the meaning specified in the introductory paragraph of this Agreement..

     “WIL-Switzerland” has the meaning specified in the introductory paragraph of this Agreement.
     “Withholding Agent” means each Obligor and/or the Administrative Agent, as applicable.
     SECTION 1.02. Types of Borrowings. Borrowings hereunder are distinguished by “Type” and the Currency in which each is denominated. The “Type” of a Loan refers to the determination whether such Loan is a part of a Loan bearing interest at the Adjusted LIBO Rate or at the Alternate Base Rate.
     SECTION 1.03. Accounting Terms; Changes in GAAP. All accounting and financial terms used herein and not otherwise defined herein and the compliance with each covenant contained herein which relates to financial matters shall be determined in accordance with GAAP applied on a consistent basis, except to the extent that a deviation therefrom is expressly stated. Should there be a change in GAAP from that in effect on the Effective Date, such that the defined terms set forth in Section 1.01 or the covenants set forth in Article VIII would then be calculated in a different manner or with different components or would render the same not meaningful criteria for evaluating the matters contemplated to be evidenced by such covenants, (a) WIL, the other Obligor Parties and the Lenders agree to negotiate in good faith and enter into an amendment to this Agreement in order to conform the defined terms set forth in Section 1.01 or the covenants set forth in Article VIII, or both, in such respects as shall reasonably be deemed necessary by the Required Lenders and acceptable to the Obligor Parties so that the criteria for evaluating the matters contemplated to be evidenced by such covenants are substantially the same criteria as were effective prior to any such change in GAAP, and (b) the Obligor Parties shall be deemed to be in compliance with such covenants until the date of execution of such amendment, if and to the extent that the Obligor Parties would have been in compliance therewith under GAAP as in effect immediately prior to such change. Notwithstanding any change in GAAP that may occur after the Effective Date with respect to the accounting classification of obligations in respect of leases that would have been classified as operating leases in accordance with GAAP as in effect on the Effective Date, such obligations will in no event be deemed to constitute Indebtedness for purposes of compliance with the covenants set forth in Article VIII.
     SECTION 1.04. Interpretation.
          (a) In this Agreement, unless a clear contrary intention appears:
     (i) the singular number includes the plural number and vice versa;
     (ii) any reference to any gender includes each other gender;
     (iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;
     (iv) unless the context indicates otherwise, any reference to any Person includes such Person’s successors and assigns, including any Person that becomes a successor to WIL-Switzerland, WIL or WII as a result of a Redomestication, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Agreement;
     (v) except as expressly provided to the contrary herein, any reference to any agreement, document or instrument (including this Agreement) means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), and any reference to any Note or other note includes any note issued pursuant hereto in extension or renewal thereof and in substitution or replacement therefor;
     (vi) unless the context indicates otherwise, any reference to any Article, Section, page, Schedule or Exhibit means such Article, Section or page hereof or such Schedule or Exhibit hereto;
     (vii) the word “including” (and with correlative meaning “include”) shall be deemed to be followed by the phrase “without limitation” and the term “or” is not exclusive;
     (viii) with respect to the determination of any period of time, except as expressly provided to the contrary, the word “from” means “from and including” and the word “to” means “to but excluding”;
     (ix) the word “will” shall be construed to have the same meaning and effect as the word “shall”;
     (x) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.
          (b) The Article and Section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.
          (c) No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.
          (d) Unless otherwise specified herein, (i) all dollar amounts expressed herein shall refer to Dollars and (ii) for purposes of calculating compliance with the terms of this Agreement and the other Loan Documents (including for purposes of calculating compliance with the covenants), each obligation or calculation shall be converted to its Dollar Equivalent.

ARTICLE II
COMMITMENTS; LOANS
     SECTION 2.01. Revolving Credit Loans.
          (a) Subject to the terms and conditions set forth herein, each Lender agrees to make loans to the Borrowers (each such loan, a “Revolving Credit Loan”), in Dollars or any Optional Currency, from time to time during the Availability Period in an aggregate principal amount that shall not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) the Total Revolving Credit Exposure exceeding the Aggregate Commitments, (iii) the Dollar Equivalent of the aggregate outstanding principal amount of Revolving Credit Loans denominated in Australian Dollars exceeding the Australian Dollar Sublimit, (iv) the Dollar Equivalent of the aggregate outstanding principal amount of Revolving Credit Loans denominated in Canadian Dollars exceeding the Canadian Dollar Sublimit, (v) the Dollar Equivalent of the aggregate outstanding principal amount of Revolving Credit Loans denominated in Euros exceeding the Euro Sublimit, (vi) the Dollar Equivalent of the aggregate outstanding principal amount of Revolving Credit Loans denominated in Norwegian Kroner exceeding the Norwegian Kroner Sublimit or (vii) the Dollar Equivalent of the aggregate outstanding principal amount of Revolving Credit Loans denominated in Pounds Sterling exceeding the Pounds Sterling Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Credit Loans.
          (b) Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Revolving Credit Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Credit Loans as required.
          (c) Subject to Section 2.11, each Borrowing (other than any Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as a Borrower may request in accordance herewith. Eurocurrency Loans may be denominated in Dollars or in an Optional Currency. All Revolving Credit Loans denominated in an Optional Currency must be Eurocurrency Loans. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the joint and several obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
          (d) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Eurocurrency Borrowing Multiple and not less than the Eurocurrency Borrowing Minimum. At the time that each ABR Borrowing is made, such ABR Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 3.01(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.
          (e) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     SECTION 2.02. Requests for Borrowings of Revolving Credit Loans. To request a Borrowing of Revolving Credit Loans, a Borrower shall notify the Administrative Agent (and the Administrative Agent shall promptly thereafter notify the Lenders) of such request by telephone (a) in the case of a Eurocurrency Borrowing in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing in an Optional Currency, not later than 11:00 a.m., London time, three Business Days before the date of the proposed Borrowing, or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 3.01(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower requesting the Borrowing. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
     (i) the aggregate principal amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
     (iv) in the case of a Eurocurrency Borrowing, the applicable Currency in which such Borrowing is to be made;
     (v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (vi) the location and number of the account of the requesting Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Currency is specified with respect to any requested Eurocurrency Borrowing, then the requesting Borrower shall be deemed to have requested that such Eurocurrency Borrowing be made in Dollars. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the requesting Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of, and applicable Currency of, such Lender’s Revolving Credit Loan to be made as part of the requested Borrowing.
     SECTION 2.03. Swingline Loans.
          (a) Subject to the terms and conditions set forth herein, any Swingline Lender may in its sole discretion, in reliance upon the agreements of the Lenders set forth in this Section 2.03, make loans (each such loan, a “Swingline Loan”), denominated in Dollars, to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time outstanding the amount of such Swingline Lender’s Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Revolving Credit Exposure of the Lender acting as such Swingline Lender, may exceed the amount of such Lender’s Commitment; provided that after giving effect to any Swingline Loan, the Total Revolving Credit Exposure shall not exceed the Aggregate Commitments; and provided, further, that a Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. Subject to Section 2.03(c)(ii), each Swingline Loan shall bear interest at a rate that is mutually agreeable to the applicable Swingline Lender and the applicable Borrower at the time such Borrower delivers a Swingline Borrowing Request for a Swingline Loan to such Swingline Lender (the “Agreed Swingline Rate”). Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Swingline Loan.
          (b) To request a Swingline Borrowing, a Borrower shall notify the applicable Swingline Lender and the Administrative Agent of such request by telephone not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Borrowing. Each such telephonic Swingline Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the applicable Swingline Lender and the Administrative Agent of a written Swingline Borrowing Request signed by the Borrower requesting the Swingline Borrowing. Each such telephonic and written Swingline Borrowing Request shall specify (i) the requested date of such Swingline Borrowing (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing, which shall be an integral multiple of $500,000 and not less than $1,000,000. Upon receiving a Swingline Borrowing Request, the applicable Swingline Lender may, in its sole discretion, either reject such request or agree to make such Swingline Loan, it being understood that no Swingline Lender shall be under any obligation to make any Swingline Loan to any Borrower at any time. If a Swingline Lender agrees to make a Swingline Loan to any Borrower, it shall make such Swingline Loan available to such Borrower by means of a credit (if JPMorgan is the applicable Swingline Lender) or wire transfer in immediately available funds (if Wells Fargo is the applicable Swingline Lender) to the general deposit account of such Borrower with the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 3.01(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Borrowing.

     (c) (i) Any Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize such Swingline Lender to so request on their behalf), that each Lender make an ABR Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans made by such Swingline Lender then outstanding. Any such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02 (without regard to the minimum and multiples specified in Section 2.01 for the principal amount of ABR Borrowings) and the conditions set forth in Section 5.02. The applicable Swingline Lender shall furnish the Borrowers with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent, for the account of the applicable Swingline Lender, by wire transfer of immediately available funds, by 1:00 p.m., New York City time, on the day specified in such Borrowing Request, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, whereupon, subject to Section 2.03(c)(ii), each Lender that so makes funds available shall be deemed to have made an ABR Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Swingline Lender.
          (ii) If for any reason any Swingline Loan cannot be refinanced by a Borrowing of Revolving Credit Loans in accordance with Section 2.03(c)(i), the request for ABR Loans submitted by a Swingline Lender as set forth in Section 2.03(c)(i) shall be deemed to be a request by such Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each such Lender’s payment to the Administrative Agent for the account of such Swingline Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation. From and after the date when the Lenders are required to make funds available to the Administrative Agent for the account of the applicable Swingline Lender for the purpose of funding the Lenders’ risk participations in any Swingline Loans made by such Swingline Lender, such Swingline Loans shall bear interest at the rate applicable to ABR Revolving Credit Borrowings as provided in Section 2.10(a) rather than the applicable Agreed Swingline Rate.
          (iii) If any Lender fails to make available to the Administrative Agent for the account of any Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), then such Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Swingline Lender in connection with the foregoing. If such Lender pays such amount, the amount so paid (excluding the interest and fees referred to in the immediately preceding sentence) shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the applicable Swingline Lender submitted to any Lender (through the Administrative Agent), with respect to any amounts owing under this Section 2.03(c)(iii) shall be conclusive absent manifest error.
          (iv) Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Swingline Lender, the applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swingline Loans made to it, together with interest as provided herein.
     (d) (i) At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the applicable Swingline Lender receives any payment on account of such Swingline Loan, such Swingline Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by such Swingline Lender.
          (ii) If any payment received by the applicable Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by such Swingline Lender under any of the circumstances described in Section 11.19 (including pursuant to any settlement entered into by such Swingline Lender in its discretion), each Lender shall pay to such Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the applicable Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
          (e) Each Swingline Lender shall be responsible for invoicing the applicable Borrower for interest on the Swingline Loans made by such Swingline Lender to such Borrower. Until each Lender funds its ABR Loan or risk participation pursuant to this Section 2.03 with respect to any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the applicable Swingline Lender.
          (f) Each Borrower shall make all payments of principal and interest in respect of each Swingline Loan made to it by any Swingline Lender directly to such Swingline Lender.

     SECTION 2.04. Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable Currency (i) by 12:00 noon, New York City time, in the case of a Borrowing consisting of Eurocurrency Loans in Dollars, (ii) by 1:00 p.m., London time, in the case of a Borrowing consisting of Eurocurrency Loans in an Optional Currency, and (iii) by 1:00 p.m., New York City time, in the case of a Borrowing consisting of ABR Loans, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.03. The Administrative Agent shall make such Loans available to the requesting Borrower by promptly crediting the amounts so received in like funds to an account of such Borrower designated by such Borrower in the applicable Borrowing Request; provided that an ABR Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 3.01(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans (or, (x) in the case of any Borrowing of Eurocurrency Loans in Optional Currency, prior to 2:00 p.m., London time, two Business Days before the proposed date of such Borrowing or (y) in the case of any Borrowing of ABR Loans, prior to 12:00 noon, New York City time, on the date of such Borrowing) that such Lender shall not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such ratable portion available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the requesting Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Borrowers, jointly and severally, and the applicable Lender severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the requesting Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate, in the case of Loans denominated in Dollars, and the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, in the case of Loans denominated in an Optional Currency, and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to the Loans comprising such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          (c) (i) With respect to any Borrower that is not organized under the laws of any jurisdiction of the United States, any Lender may, with notice to the Administrative Agent and WIL-Switzerland, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Borrower; provided that any exercise of such option shall not affect the joint and several obligation of the Borrowers to repay the Loans made to such Borrower and to reimburse LC Disbursements made under Letters of Credit issued for the account of such Borrower in accordance with the terms of this Agreement.

     (ii) As a condition to any Lender being permitted to fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of any Borrower under Section 2.04(c)(i), such Affiliate must comply with Sections 4.02(c) and 4.02(e) as if it were a Lender that became a party to this Agreement pursuant to an Assignment and Assumption executed on the first date on which such Commitment is being fulfilled by such Affiliate. Additionally, in applying the provisions of Section 4.02 and the definition of “Excluded Taxes”, such Affiliate shall be treated as a Lender that executed an Assignment and Assumption on the first date on which such Commitment is fulfilled by such Affiliate. Notwithstanding anything in this Agreement to the contrary, an Affiliate acting as a Lender under Section 2.04(c)(i) shall not be entitled to any greater gross-up or indemnity under Section 4.02 than that to which the applicable Lender would have been entitled had such Affiliate not acted as a Lender under Section 2.04(c)(i); provided, however, if an Affiliate is acting as a Lender pursuant to Section 2.04(c)(i) solely as a result of a Lender being unable to fulfill its Commitment to any applicable Borrower due to a Requirement of Law, such Affiliate shall be entitled to a gross-up or indemnification to the same extent that would have resulted had such Lender made an assignment to such Affiliate under Section 11.05. Moreover, nothing in this Section 2.04(c) shall be construed as making an Affiliate of any Lender a beneficial owner of payments received as a result of such Affiliate’s fulfillment of such Lender’s Commitment to the extent the arrangement between such Lender and such Affiliate is one whereby such Affiliate is merely acting as an agent for such Lender.
     SECTION 2.05. Interest Elections.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period and shall be denominated in such Currency, in each case as specified in such Borrowing Request or as otherwise provided pursuant to Section 2.02. Thereafter, a Borrower may, at any time and from time to time, elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that, in connection with any such election, such Borrower shall be subject to all applicable payment obligations set forth in Section 2.13. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.02 if such Borrower were requesting a Borrowing of the Type and Currency resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request signed by such Borrower. Notwithstanding any other provision of this Section, no Borrower shall be permitted to change the Currency of any Borrowing.

          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
     (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower making such Interest Election Request shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Borrowing denominated in Dollars, be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in an Optional Currency, be converted to an ABR Borrowing (denominated in Dollars) in an amount equal to the Dollar Equivalent of such Eurocurrency Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing, (1) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (2) unless repaid, each Eurocurrency Borrowing shall at the end of the Interest Period applicable thereto (A) in the case of a Borrowing denominated in Dollars, be converted to an ABR Borrowing, and (B) in the case of a Borrowing denominated in an Optional Currency, be converted to an ABR Borrowing (denominated in Dollars) in an amount equal to the Dollar Equivalent of such Eurocurrency Borrowing on the last day of such Interest Period.
     SECTION 2.06. Termination and Reduction of Commitments.
          (a) Unless previously terminated pursuant to the terms hereof, the Commitments shall terminate on the Maturity Date.

          (b) At their option, the Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the Total Revolving Credit Exposure would exceed the Aggregate Commitments.
          (c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a securities offering, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
     SECTION 2.07. Repayment of Loans; Evidence of Debt.
          (a) The Borrowers hereby jointly and severally and unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Maturity Date.
          (b) The Borrowers hereby jointly and severally and unconditionally promise to pay to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Borrowing of Revolving Credit Loans is made, the Borrowers shall repay all Swingline Loans then outstanding.
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

          (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers, jointly and severally, to repay the Loans in accordance with the terms of this Agreement.
          (f) After the Effective Date, any Lender by written notice to the Borrowers (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a Note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Revolving Credit Note or Swingline Note, as applicable, payable, jointly and severally, to the order of such Lender and its permitted assigns. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 11.05) be represented by one or more Notes payable to the order of such Lender and its permitted assigns.
     SECTION 2.08. Prepayment of Loans.
          (a) Subject to prior notice in accordance with paragraph (b) of this Section, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to any amounts payable under Section 2.13).
          (b) A Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (promptly confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing in Dollars, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Borrowing in an Optional Currency, not later than 2:00 p.m., London time, three Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the same Business Day as the date of prepayment, or (iv) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the same Business Day as the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a securities offering, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 or in the case of an advance of a Swingline Borrowing as provided in Section 2.03, as applicable. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10. All prepayments under, and each failure to make a prepayment specified in any prepayment notice delivered pursuant to, this Section 2.08(b) shall be subject to Section 2.13.

          (c) On the date that a Change of Control of the type described in clause (a)(iii) of the definition of such term occurs and on the date that is 15 days after the occurrence of any other type of Change of Control, the Commitments shall terminate and the Borrowers jointly and severally shall (i) prepay the principal amount of the Loans and all accrued and unpaid interest thereon in immediately available funds and (ii) deposit in an account with the Administrative Agent, in the name of the Administrative Agent for the benefit of the Lenders, an amount in cash equal to the Total LC Exposure as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent for the payment of the Total LC Exposure and shall be applied as set forth below. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall be invested so as to earn interest at such rate on overnight deposits as the Administrative Agent may reasonably obtain, but such investments shall be made at the Borrowers’ risk and expense. Interest or profits, if any, on such investments shall accumulate in such account and shall accrue for the benefit of the Borrowers. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the joint and several reimbursement obligations of the Borrowers for the Total LC Exposure at such time. Moneys in such account (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three Business Days after the Total LC Exposure shall have been reduced to zero.
     SECTION 2.09. Fees.
          (a) The Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue (i) during the period from and including the Effective Date to but excluding the date on which such Lender’s Commitment terminates, at the Facility Fee Rate on the average daily amount of the Commitment of such Lender (whether used or unused), and (ii) to the extent any Lender has any Revolving Credit Exposure after its Commitment terminates, at the Facility Fee Rate on the Revolving Credit Exposure of such Lender during the period from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 365 or 366 days, as applicable, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrowers, jointly and severally, agree to pay:
     (i) to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a participation fee with respect to the Lenders’ participations in Letters of Credit (including Extended Expiration Letters of Credit), which shall accrue (A) in the case of each Performance Standby Letter of Credit, at the Performance Standby LC Participation Fee Rate on the average daily amount available to be drawn under such Performance Standby Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the earlier of (1) the date on which such Letter of Credit expires or terminates and (2) the Maturity Date, and (B) in the case of each Financial Standby Letter of Credit, at the Financial Standby LC Participation Fee Rate on the average daily amount available to be drawn under such Financial Standby Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the earlier of (1) the date on which such Letter of Credit expires or terminates and (2) the Maturity Date;
     (ii) to each Issuing Bank, for its own account, a letter of credit fee with respect to each Extended Expiration Letter of Credit issued by such Issuing Bank, which shall accrue (A) in the case of each Extended Expiration Letter of Credit that is a Performance Standby Letter of Credit, at the Performance Standby LC Participation Fee Rate on the average daily amount available to be drawn under such Performance Standby Letter of Credit during the period from and including the later of (1) the date of issuance of such Letter of Credit and (2) the Maturity Date to but excluding the date on which such Performance Standby Letter of Credit expires or terminates, and (B) in the case of each Extended Expiration Letter of Credit that is a Financial Standby Letter of Credit, at the Financial Standby LC Participation Fee Rate on the average daily amount available to be drawn under such Financial Standby Letter of Credit during the period from and including the later of (1) the date of issuance of such Letter of Credit and (2) the Maturity Date to but excluding the date on which such Financial Standby Letter of Credit expires or terminates; and
     (iii) to each Issuing Bank, for its own account, a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.200% per annum on the average daily amount available to be drawn under such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or terminates, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of such Letter of Credit or processing of drawings thereunder.
Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears in Dollars on the third Business Day after such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable in Dollars within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 or 366 days, as applicable, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The amount of participation and fronting fees payable hereunder shall be set forth in a written invoice or other notice delivered to the Borrowers by the Administrative Agent or, in the case of fronting fees, by the applicable Issuing Bank.
          (c) The Borrowers, jointly and severally, agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between WIL and the Administrative Agent.

          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for ratable distribution, in the case of facility fees and participation fees to the extent described in this Section 2.09, to the Lenders. Fees paid shall not be refundable under any circumstances (unless otherwise agreed by the Administrative Agent with respect to fees payable to the Administrative Agent for its own account).
     SECTION 2.10. Interest.
          (a) The Loans comprising each ABR Revolving Credit Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.
          (b) The Loans comprising each Eurocurrency Revolving Credit Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
          (c) Swingline Loans shall bear interest at the rates specified in Section 2.03.
          (d) Interest on each Loan shall be paid in the Currency in which the principal amount of such Loan is denominated.
          (e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.000% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs (a), (b) and (c) of this Section or (ii) in the case of any other amount, 2.000% plus the rate applicable to ABR Revolving Credit Borrowings as provided in paragraph (a) of this Section.
          (f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be presumed correct absent manifest error.

     SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any Currency:
          (a) the Administrative Agent reasonably determines (which determination shall be presumed correct absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Currency for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period;
then the Administrative Agent shall give written notice (by facsimile transmission or electronic transmission (in .pdf form)) thereof to the Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any ABR Borrowing to, or continuation of any Eurocurrency Borrowing as, a Eurocurrency Borrowing in such Currency shall be ineffective, and, in the case of any request for the continuation of a Eurocurrency Borrowing in such Currency, such Eurocurrency Borrowing shall on the last day of the then current Interest Period applicable thereto be converted to (A) in the case of a Eurocurrency Borrowing denominated in Dollars, an ABR Borrowing or (B) in the case of a Eurocurrency Borrowing denominated in an Optional Currency, an ABR Borrowing (denominated in Dollars) in an amount equal to the Dollar Equivalent of the amount of such Eurocurrency Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such Currency, such Borrowing shall be made as an ABR Borrowing in an amount equal to the Dollar Equivalent of the amount of the requested Eurocurrency Borrowing.
     SECTION 2.12. Increased Costs.
          (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or
     (ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then upon written request of such Lender (with a copy to the Administrative Agent), the Borrowers, jointly and severally, shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as shall compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or Issuing Bank (with a copy to the Administrative Agent), the Borrowers, jointly and severally, shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as shall compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, along with (i) a calculation of such amount or amounts, (ii) a description of the specific Change in Law that justifies such amounts due, (iii) a certification that such costs are generally being charged by it to other similarly situated borrowers under similar credit facilities and (iv) such other pertinent information related to the foregoing as any Borrower may reasonably request, shall be delivered to the Borrowers and shall be presumed correct absent manifest error. The Borrowers, jointly and severally, shall pay such Lender or such Issuing Bank, as the case may be, the correct amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender or such Issuing Bank, as the case may be, delivers written notice to the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (e) Each Lender requesting compensation under this Section shall comply with Section 4.03(a).
          (f) This Section 2.12 shall not apply to increased costs or reductions as a result of Taxes (Section 4.02 being the sole and exclusive provision in this Agreement addressing changes in law pertaining to Taxes).

     SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure (for a reason other than the failure of a Lender to fund a Loan or a portion thereof required to be funded hereunder) to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of an assignment required by the Borrowers pursuant to Section 4.03(b), then, in any such event, upon written demand by a Lender (with a copy to the Administrative Agent) the Borrowers, jointly and severally, shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers (with a copy to the Administrative Agent) and shall be presumed correct absent manifest error, and shall set forth a calculation of such amounts and such other information as any Borrower may reasonably request. The Borrowers, jointly and severally, shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     SECTION 2.14. Agreement to Defer Exercise of Right of Contribution, Etc. Notwithstanding any payment or payments made by a Borrower (a “Paying Borrower”) hereunder, or any setoff or application by the Administrative Agent or any Lender of any security furnished by, or of any credits or claims against, such Paying Borrower, if an Event of Default has occurred and is continuing, such Paying Borrower will not assert or exercise any rights of the Administrative Agent or any Lender or of its own, against any other Borrower to recover the amount of any such payment, setoff or application by the Administrative Agent or any Lender, whether by way of assertion of any claim, or exercise of any remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, participation or otherwise, and whether arising by contract, by statute, under common law or otherwise, and, if an Event of Default has occurred and is continuing, such Paying Borrower shall not have any right to exercise any right of recourse to or any claim against assets or property of the other Borrowers for such amounts, in each case unless and until all of the Obligations of the Borrowers have been fully and finally satisfied. If any amount shall be paid to a Paying Borrower by any other Borrower after payment in full of the Obligations, and the Obligations shall thereafter be reinstated in whole or in part and the Administrative Agent or any Lender is forced to repay to any Borrower any sums received in payment of the Obligations, the obligations of each Borrower hereunder shall be automatically pro tanto reinstated and such amount shall be held in trust by the payee thereof for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Obligations, whether matured or unmatured.
     SECTION 2.15. Increase in Commitments.
          (a) Subject to the terms and conditions set forth herein, the Borrowers shall have the right, without the consent of the Lenders but with the prior approval of the Administrative Agent and each Issuing Bank (not to be unreasonably withheld, delayed or conditioned), to cause from time to time an increase in the Aggregate Commitments (a “Commitment Increase”) by adding to this Agreement one or more additional financial institutions that are not already Lenders hereunder and that are reasonably satisfactory to the Administrative Agent and each Issuing Bank (each, an “Additional Lender”) or by allowing one or more existing Lenders to increase their respective Commitments (each, an “Increasing Lender”); provided that (i) no Default or Event of Default shall have occurred and be continuing on the effective date of any Commitment Increase, (ii) each Commitment Increase shall be in an amount that is not less than $25,000,000, (iii) no Commitment Increase shall cause the Aggregate Commitments to exceed $2,250,000,000, (iv) the Commitment of each Additional Lender after giving effect to any proposed Commitment Increase shall not be less than $10,000,000, (v) no Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion), and (vi) if, on the effective date of any Commitment Increase, any Eurocurrency Loans have been funded, then the Borrowers shall be obligated to pay any breakage fees or costs or other amounts owing hereunder in connection with the breakage or reallocation of such outstanding Eurocurrency Loans in accordance with Section 2.13.
          (b) Any Commitment Increase must be requested by written notice from the Borrowers to the Administrative Agent (a “Notice of Commitment Increase”) in substantially the form of Exhibit E attached hereto and shall be subject to the approval of the Administrative Agent and each Issuing Bank, such approval not to be unreasonably withheld, delayed or conditioned. Each such Notice of Commitment Increase shall specify (i) the proposed effective date of such Commitment Increase, which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase, (ii) the amount of the requested Commitment Increase (which amount shall conform to the requirements of Section 2.15(a)), (iii) the identity of each Additional Lender and/or each Increasing Lender and (iv) the amount of the respective Commitments of the then existing Lenders and the Additional Lenders from and after the Commitment Increase Effective Date. The Administrative Agent and each Issuing Bank shall review each Notice of Commitment Increase and shall notify the Borrowers whether or not the Administrative Agent and each Issuing Bank approve the proposed Commitment Increase, such approval not to be unreasonably withheld, delayed or conditioned. If the Administrative Agent and each Issuing Bank approve such Commitment Increase, the Borrowers, WIL-Switzerland, the Administrative Agent, each Issuing Bank and the applicable Additional Lenders and/or Increasing Lenders shall execute a Commitment Increase Agreement to provide for such Commitment Increase. If any Issuing Bank does not approve such Commitment Increase, it shall provide the Borrowers and the Administrative Agent with written notice of such decision (a “Commitment Increase Rejection Notice”) and shall identify in such notice (x) the Additional Lender or Additional Lenders that such Issuing Bank deems to be unsatisfactory and (y) the Increasing Lender or Increasing Lenders the increase in whose Commitment or Commitments such Issuing Bank deems to be unsatisfactory (the Additional Lenders and Increasing Lenders so identified being referred to herein as the “Identified Lenders”).
          (c) Notwithstanding anything to the contrary contained herein, if any Issuing Bank does not approve any Commitment Increase requested by the Borrowers pursuant to Section 2.15(b), the Borrowers may terminate the LC Commitment of such Issuing Bank pursuant to Section 3.01(i). If there are no Letters of Credit issued by such Issuing Bank outstanding on the effective date of such termination and such Issuing Bank has not otherwise agreed to, and does not otherwise have any obligation to, issue any additional Letters of Credit hereunder, such Issuing Bank shall be deemed to be a Terminated Issuing Bank as of such date of termination. If there are any Letters of Credit issued by such Issuing Bank outstanding on the effective date of such termination, such Issuing Bank shall be deemed to be a Terminated Issuing Bank only upon satisfaction of the following conditions:
     (i) such Issuing Bank has not otherwise agreed to, and does not otherwise have any obligation to, issue any additional Letters of Credit hereunder; and
     (ii) the Borrowers shall have either (A) deposited cash in an account with such Issuing Bank, in the name of and for the benefit of such Issuing Bank (which cash shall be held, invested and applied by such Issuing Bank in a manner consistent with the investment and other procedures described in Section 3.01(j)), or (B) provided such Issuing Bank with a “back-to-back” letter of credit in favor of such Issuing Bank, in each case in an aggregate amount (or face amount, as applicable) equal to the product of (I) the maximum aggregate amount that may be available for drawing at any time under all Letters of Credit issued by such Issuing Bank outstanding at such time multiplied by (II) a fraction, the numerator of which is the sum of the Identified Lender Exposures of all Identified Lenders identified by such Issuing Bank in its Commitment Increase Rejection Notice delivered in connection with such Commitment Increase, and the denominator of which is the Aggregate Commitments (after giving effect to such Commitment Increase).
If any Issuing Bank is deemed to be a Terminated Issuing Bank on the proposed date of effectiveness of any Commitment Increase, it shall not be necessary to obtain the approval of such Terminated Issuing Bank for such Commitment Increase, and it shall not be a requirement that such Terminated Issuing Bank execute the Commitment Increase Agreement providing for such Commitment Increase.
          (d) Each Commitment Increase shall become effective on the proposed effective date set forth in the Notice of Commitment Increase or such later date as the Administrative Agent and the Borrowers agree (the “Commitment Increase Effective Date”), which in any event shall be on or after the date on which the Administrative Agent shall have received:
     (i) a Commitment Increase Agreement providing for such Commitment Increase duly executed by all parties thereto;

     (ii) such evidence of appropriate corporate or other organizational authorization on the part of the Borrowers, WIL-Switzerland and the other Obligors with respect to such Commitment Increase as the Administrative Agent may request;
     (iii) if requested by the Administrative Agent, an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers and the Obligors reasonably satisfactory to the Administrative Agent, covering such matters relating to such Commitment Increase as the Administrative Agent may request;
     (iv) a certificate of a Responsible Officer of WIL-Switzerland, dated such Commitment Increase Effective Date, certifying that (A) the representations and warranties set forth in Article VI and in the other Loan Documents are true and correct in all material respects as of, and as if such representations and warranties were made on, such Commitment Increase Effective Date (unless such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall continue to be true and correct as of such earlier date) and (B) no Default or Event of Default has occurred and is continuing on such Commitment Increase Effective Date; and
     (v) other customary closing certificates and documentation (similar to the documentation required to be delivered on the Effective Date under Section 5.01, to the extent applicable) relating to such Commitment Increase as the Administrative Agent may reasonably request.
          (e) On each Commitment Increase Effective Date, to the extent that there are Revolving Credit Loans outstanding as of such date, (i) each Additional Lender and Increasing Lender that is participating in such Commitment Increase shall, by wire transfer of immediately available funds, deliver to the Administrative Agent its New Funds Amount of each applicable Currency, which amount shall constitute Revolving Credit Loans made by such Additional Lender or such Increasing Lender, as applicable, to the Borrowers pursuant to this Agreement on such Commitment Increase Effective Date, (ii) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each Reducing Percentage Lender its Reduction Amount of each applicable Currency, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment by the Borrowers pursuant to Section 2.08(a), ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Revolving Credit Loans of such Reducing Percentage Lender, and (iii) the Borrowers shall pay to each Lender any breakage fees or costs or other amounts owing hereunder in connection with the breakage or reallocation of any outstanding Eurocurrency Loans in accordance with Section 2.13.
          (f) For purposes of this Section 2.15 and Exhibit E, the following defined terms shall have the following meanings: (i) “New Funds Amount” means, for any Additional Lender or Increasing Lender and for any Currency, the amount equal to the product of such Additional Lender’s Commitment or the amount by which such Increasing Lender’s Commitment is being increased pursuant to the applicable Commitment Increase, as applicable, represented as a percentage (carried to the twelfth decimal place) of the Aggregate Commitments after giving effect to such Commitment Increase, multiplied by the aggregate principal amount of the outstanding Revolving Credit Loans denominated in such Currency immediately prior to giving effect to such Commitment Increase, if any, as of a Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Revolving Credit Loans as a result of borrowings made after giving effect to the Commitment Increase on such Commitment Increase Effective Date); (ii) “Reducing Percentage Lender” means each then existing Lender immediately prior to giving effect to any Commitment Increase that does not increase its Commitment pursuant to such Commitment Increase and whose relative percentage of the Aggregate Commitments shall be reduced after giving effect to such Commitment Increase; and (iii) “Reduction Amount” means, for any Reducing Percentage Lender and for any Currency, the amount by which such Reducing Percentage Lender’s outstanding Revolving Credit Loans denominated in such Currency decrease as of any Commitment Increase Effective Date (without regard to the effect of any borrowings made on such Commitment Increase Effective Date after giving effect to the applicable Commitment Increase).
          (g) Each Commitment Increase shall become effective on the Commitment Increase Effective Date with respect thereto, and upon such effectiveness, (i) the Administrative Agent shall record in its records each Additional Lender’s information as provided in the applicable Notice of Commitment Increase and pursuant to an Administrative Questionnaire satisfactory to the Administrative Agent that shall be executed and delivered by such Additional Lender to the Administrative Agent on or before such Commitment Increase Effective Date, (ii) Schedule 2.01 hereto shall be automatically amended and restated to set forth all Lenders (including any Additional Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase and their respective Commitments and Applicable Percentages after giving effect to such Commitment Increase, and the Administrative Agent shall distribute to each Lender (including each Additional Lender) a copy of such amended and restated Schedule 2.01, and (iii) each Additional Lender identified in the Commitment Increase Agreement for such Commitment Increase shall be a “Lender” for all purposes under this Agreement and the other Loan Documents.
     SECTION 2.16. Determination of Exchange Rates; Prepayment of Loans as a Result of Currency Fluctuations.
          (a) The Administrative Agent shall determine the Exchange Rates (in accordance with the definition thereof) as of each Revaluation Date to be used for calculating Dollar Equivalent amounts in respect of Revolving Credit Borrowings, and the amounts available for drawing under outstanding Letters of Credit, denominated in Optional Currencies. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable Currencies until the next Revaluation Date to occur.
          (b) If as a result of fluctuations in Exchange Rates (which shall be calculated in accordance with the definition thereof by the Administrative Agent on each Revaluation Date), the Administrative Agent notifies the Borrowers in writing that the Total Revolving Credit Exposure exceeds 100% of the Aggregate Commitments, the Borrowers shall, within three Business Days following receipt of such notice, prepay outstanding Loans in an amount equal to such excess or, if such excess is greater than the amount of all outstanding Loans, the Borrowers shall, within three Business Days following receipt of such notice, prepay all outstanding Loans and deliver to the Administrative Agent cash collateral in an amount equal to the remaining excess after giving effect to such prepayment.
     SECTION 2.17. Defaulting Lenders.
          (a) Notwithstanding any provision of any Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (i) facility fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.09(a);
     (ii) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.01); provided that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in Section 11.01 for which such Defaulting Lender’s consent is expressly required;
     (iii) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender, then:
     (A) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be automatically reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent that (x) each non-Defaulting Lender’s Revolving Credit Exposure does not exceed the Commitment of such non-Defaulting Lender, (y) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (z) no Event of Default has occurred and is continuing;
     (B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall, within three Business Days following the Borrowers’ receipt of written notice from the Administrative Agent, (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the applicable Issuing Banks, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 3.01(j)(i) (and the cash so deposited shall be held, invested and applied by such Issuing Bank in a manner consistent with the investment and other procedures described in Section 3.01(j)) for so long as such LC Exposure is outstanding;
     (C) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (B) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b)(i) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
     (D) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the Letter of Credit participation fees payable to the Lenders pursuant to Section 2.09(b)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages after giving effect to such reallocation; and
     (E) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender under Section 2.09(a) (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and all Letter of Credit participation fees that otherwise would have been payable to such Defaulting Lender under Section 2.09(b)(i) with respect to such LC Exposure shall be payable to the Issuing Banks, ratably based on the portion of such LC Exposure attributable to Letters of Credit issued by each Issuing Bank, until such LC Exposure is reallocated and/or cash collateralized pursuant to clause (A) or (B) above; and
     (iv) so long as any Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.17(a)(iii)(B), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(a)(iii)(A) (and such Defaulting Lender shall not participate therein);
          (b) The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.17 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, Issuing Bank, Swingline Lender, Borrower or any other Obligor may at any time have against, or with respect to, such Defaulting Lender.
          (c) In the event that the Administrative Agent, the Borrowers, the Swingline Lenders and the Issuing Banks agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposures and LC Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

     SECTION 2.18. Extension of Maturity Date.
          (a) Not earlier than 90 days prior to, nor later than 30 days prior to, each anniversary of the date hereof, beginning with the first anniversary of the date hereof, and on not more than two occasions, the Borrowers may, upon written notice to the Administrative Agent (which shall promptly notify the Lenders), request a one-year extension of the Maturity Date then in effect. Prior to the earlier of (i) 30 days after delivery of such notice by the Administrative Agent to the Lenders and (ii) three Business Days prior to the then existing Maturity Date, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the Lenders’ responses to such request.
          (b) The Maturity Date shall be extended only if the Required Lenders (calculated after giving effect to any replacements of Non-Extending Lenders pursuant to Section 4.03(b)) have consented thereto, whereupon the Maturity Date shall be extended to the date which is one year after the Maturity Date in effect prior to such extension (such existing Maturity Date, the “Extension Effective Date”). The Administrative Agent shall promptly notify the Lenders of such extension, specifying the Extension Effective Date and the new Maturity Date. As a condition precedent to such extension, each Obligor shall deliver to the Administrative Agent a certificate of such Obligor dated as of the Extension Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Obligor (i) certifying and attaching the resolutions adopted by such Obligor approving or consenting to such extension and (ii) certifying that (A) before and after giving effect to such extension, the representations and warranties contained in Article VI and in the other Loan Documents made by it are true and correct on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, (B) as of the Extension Effective Date, both before and immediately after giving effect to such extension, no Default or Event of Default has occurred and is continuing, and (C) as of the Extension Effective Date, there has been no material adverse change, since the date of the most recent Annual Report on Form 10-K furnished or deemed furnished to the Administrative Agent pursuant to Section 7.01(b), in the financial condition, business or operations of WIL-Switzerland and its Subsidiaries, taken as a whole.
          (c) Notwithstanding any extension of the Maturity Date pursuant to this Section 2.18, each Non-Extending Lender that has not been replaced by another Lender pursuant to Section 4.03 prior to the applicable Extension Effective Date shall continue to be subject to the Maturity Date in effect prior to giving effect to such extension (the “Existing Maturity Date”), and references herein to the “Maturity Date”, as to such Non-Extending Lender, shall be deemed to refer to the Existing Maturity Date. On the Existing Maturity Date, the Borrowers shall (i) prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.13) to the extent necessary to keep outstanding Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date and (ii) pay all other obligations accrued or owing hereunder to each Non-Extending Lender as of the Existing Maturity Date.

ARTICLE III
LETTERS OF CREDIT
     SECTION 3.01. Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, any Borrower may request that any Issuing Bank issue Letters of Credit, denominated in Dollars, any Optional Currency or any Alternative Currency, for such Borrower’s account, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Nothing contained in this Article III is intended to limit or restrict the rights of any Borrower or any Subsidiary to obtain letters of credit from any Person, regardless of whether such Person is a party hereto.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit by any Issuing Bank (or the amendment, renewal or extension of an outstanding Letter of Credit issued by any Issuing Bank), a Borrower shall hand deliver or transmit by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to such Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York City time, (i) three Business Days before the proposed date such Letter of Credit is to be issued and (ii) one Business Day before the proposed date of any amendment, renewal or extension of a Letter of Credit, a Letter of Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 3.01), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended by an Issuing Bank only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Total LC Exposure shall not exceed the LC Sublimit, (ii) the Total Revolving Credit Exposure shall not exceed the Aggregate Commitments, and (iii) the portion of the Total LC Exposure attributable to Letters of Credit issued by such Issuing Bank will not, unless such Issuing Bank shall so agree, exceed the LC Commitment of such Issuing Bank. Unless the applicable Issuing Bank has received written notice from any Lender, the Administrative Agent or any Obligor, before 4:30 p.m., New York City time, on the Business Day immediately prior to the requested date of issuance, amendment, renewal or extension of the applicable Letter of Credit that one or more applicable conditions contained in Section 5.02 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue, amend, renew or extend, as applicable, such Letter of Credit. Upon the date of issuance, amendment, renewal or extension of any Letter of Credit by the applicable

Issuing Bank, such Issuing Bank shall promptly notify the Administrative Agent of such issuance, amendment, renewal or extension of such Letter of Credit, the amount available for drawing thereunder as of such date, and the expiry date thereof.
          (c) Expiration Date. Each Letter of Credit shall expire on or prior to the date that is five Business Days prior to the Maturity Date (the “LC Expiration Date”); provided that any Borrower may request that an Issuing Bank issue a Letter of Credit with an expiration date that is after the LC Expiration Date (including as a result of an automatic renewal of a Letter of Credit for an additional period that would end after the LC Expiration Date) (each such Letter of Credit, an “Extended Expiration Letter of Credit”), and such Issuing Bank may in its sole discretion, without the consent of the Administrative Agent or any of the Lenders, agree to issue such Extended Expiration Letter of Credit (it being understood that no Issuing Bank shall be obligated to issue any Extended Expiration Letter of Credit).
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 3.01, or of any reimbursement payment required to be refunded to a Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers, jointly and severally, shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the same Currency as the LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement on the date that such LC Disbursement is made, or, if such notice has not been received by the Borrowers on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the date that the Borrowers receive such notice; provided that, if such LC Disbursement is not less than the minimum amount for an ABR Borrowing or a Swingline Loan as set forth in Section 2.02 or Section 2.03, as applicable, any Borrower may, at its election and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.03, as applicable, that such payment be financed with an ABR Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.04 with respect to Revolving Credit Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Borrowings or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement. Notwithstanding anything to the contrary contained herein, the Lenders shall not have any obligation to reimburse any Issuing Bank for any LC Disbursement made under any Extended Expiration Letter of Credit that occurs on or after the Maturity Date.
          (f) Obligations Absolute. The Borrowers’ joint and several obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, excluding payments by such Issuing Bank with respect to drafts or other documents that do not comply on their face with the express terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by a Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or unlawful acts on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower for whose account the Letter of Credit was issued by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or shall make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless such LC Disbursement is reimbursed by a Borrower in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such LC Disbursement is reimbursed, at the rate per annum then applicable to ABR Borrowings; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 3.01, then Section 2.10(d)(ii) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (d) of this Section 3.01 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Termination of LC Commitments of Issuing Banks. The LC Commitment of any Issuing Bank may be terminated at any time by written notice by the Borrowers to the Administrative Agent and such Issuing Bank. From and after the effective date of any such termination, the Issuing Bank whose LC Commitment was terminated shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination (and shall continue to be an “Issuing Bank” for purposes of this Agreement), but it shall not be required to issue any additional Letters of Credit hereunder.
     (j) Cash Collateralization. (i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the Total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account maintained with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders (the “LC Collateral Account”), an amount in cash equal to the Total LC

Exposure as of such date plus any accrued and unpaid interest thereon; provided that the joint and several obligation of the Borrowers to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in clause (g) or (h) of Section 9.01. If the Borrowers are required to provide cash collateral pursuant to Section 2.16, the Borrowers shall deposit in the LC Collateral Account cash (in Dollars) in the amount required by Section 2.16, plus any accrued and unpaid interest thereon. Any such deposits pursuant to this paragraph (j)(i) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, as defined in the Uniform Commercial Code of the State of New York, including the exclusive right of withdrawal, over the LC Collateral Account. The Administrative Agent shall have no obligation to pay interest on the investment of such deposits, but the Administrative Agent shall invest such deposits in a manner consistent with the Administrative Agent’s management of its own overnight cash investments, which investments shall be made at the Borrowers’ risk and expense. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements made by the Issuing Banks for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the joint and several reimbursement obligations of the Borrowers for the Total LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing greater than 50% of the Total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.
     (ii) If on the date that is 90 days prior to the Maturity Date (such date being referred to herein as the “Cash Collateralization Date”) any Extended Expiration Letters of Credit remain outstanding, the Borrowers shall, on the Cash Collateralization Date, deposit in an account with each Issuing Bank that has issued any such Extended Expiration Letter of Credit, in the name of such Issuing Bank and for the benefit of such Issuing Bank and, prior to the Maturity Date, the Lenders (each, an “Issuing Bank LC Collateral Account”), an amount in cash equal to 105% of the aggregate face amount of all outstanding Extended Expiration Letters of Credit issued by such Issuing Bank. In addition, if (x) any Borrower requests that an Extended Expiration Letter of Credit be issued, or a Letter of Credit be renewed (such that, after giving effect to such renewal, such Letter of Credit becomes an Extended Expiration Letter of Credit), by an Issuing Bank after the Cash Collateralization Date but before the Maturity Date and (y) such Issuing Bank agrees to issue such Extended Expiration Letter of Credit or renew such Letter of Credit, then, as a condition to such issuance or renewal, the Borrowers shall deposit in such Issuing Bank’s Issuing Bank LC Collateral Account an amount in cash equal to 105% of the face amount of such Extended Expiration Letter of Credit or Letter of Credit to be renewed, as applicable. Any such deposits pursuant to this paragraph (j)(ii) shall be held by each applicable Issuing Bank in its Issuing Bank LC Collateral Account as collateral for the joint and several obligations of the Borrowers to reimburse such Issuing Bank for LC Disbursements made by such Issuing Bank under each Extended Expiration Letter of Credit issued by such Issuing Bank. Each Issuing Bank shall have exclusive dominion and control, as defined in the Uniform Commercial Code of the State of New York, including the exclusive right of withdrawal, over its Issuing Bank LC Collateral Account. No Issuing Bank shall have any obligation to pay interest on the investment of such deposits (except to the extent any interest remains on deposit in such Issuing Bank’s Issuing Bank LC Collateral Account at such time that all cash collateral held in such Issuing Bank LC Collateral Account is released to the Borrowers in accordance with the provisions hereof); provided that each Issuing Bank shall invest such deposits in money market deposit accounts that have been assigned credit ratings no lower than A1 from S&P and P1 from Moody’s, which investments shall be made at the Borrowers’ risk and expense. Interest or profits, if any, on such investments shall constitute cash collateral hereunder and accumulate in the applicable Issuing Bank LC Collateral Accounts for the account of the Borrowers. Moneys in each Issuing Bank LC Collateral Account shall be applied by the applicable Issuing Bank to reimburse such Issuing Bank for LC Disbursements made by such Issuing Bank in respect of Extended Expiration Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the joint and several obligations of the Borrowers to reimburse such Issuing Bank for LC Disbursements made by such Issuing Bank in respect of each Extended Expiration Letter of Credit issued by such Issuing Bank. Upon the cancellation, surrender, or payment of each Extended Expiration Letter of Credit for which cash collateral was provided pursuant to this Section 3.01(j)(ii), the Issuing Bank that issued such Extended Expiration Letter of Credit shall promptly release cash collateral to the Borrowers in the amount of the LC Exposure which is no longer outstanding as a result thereof, together with the amount of all corresponding fees with respect to such Extended Expiration Letter of Credit which will no longer become payable.
     (iii) The obligations of each of the Borrowers under this Agreement and the other Loan Documents regarding Letters of Credit, including without limitation obligations under this Section 3.01, shall survive after the Maturity Date and termination of this Agreement for so long as any LC Exposure exists. Each Borrower further agrees that if cash collateral is required to be deposited pursuant to Section 3.01(j)(ii) or if any Issuing Bank agrees to issue a Extended Expiration Letter of Credit or renew a Letter of Credit such that, after giving effect to such renewal, such Letter of Credit becomes an Extended Expiration Letter of Credit, such Borrower will, promptly upon request of the Administrative Agent or the applicable Issuing Bank, enter into such agreements, in form and substance reasonably acceptable to the Administrative Agent or such Issuing Bank, as applicable, and such Borrower as the Administrative Agent or such Issuing Bank may reasonably require to effectuate the provisions of Section 3.01(j)(ii) and otherwise govern the administration of the outstanding Extended Expiration Letters of Credit and the Issuing Bank LC Collateral Account requirements, as applicable, the Borrowers’ reimbursement obligations and other obligations with respect thereto, and such other provisions as the Administrative Agent or such Issuing Bank may reasonably require.

          (k) Designation of Additional Issuing Banks. From time to time, the Borrowers may by notice to the Administrative Agent and the Lenders designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form reasonably satisfactory to the Borrowers and the Administrative Agent, shall set forth the LC Commitment of such Lender and shall be executed by such Lender, the Borrowers and the Administrative Agent and, from and after the effective date of such Issuing Bank Agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank.
          (l) Existing Letters of Credit. On the Effective Date, each of the Existing Letters of Credit shall be deemed to have been issued as a Letter of Credit under this Agreement by the applicable Issuing Bank, and such Issuing Bank shall be deemed, without further action by any party hereto, to have granted to each of the Lenders, and each Lender shall be deemed, without further action by any party hereto, to have acquired from such Issuing Bank, a participation (on the terms specified in this Section 3.01) in each Existing Letter of Credit equal to such Lender’s Applicable Percentage thereof. Concurrently with such sale, the participations granted pursuant to the terms of the Existing JPMorgan Credit Agreement to the lenders party thereto shall be automatically cancelled without further action by any of the parties hereto. Each Lender acknowledges and agrees that its obligation to acquire participations in Existing Letters of Credit pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each payment by a Lender in respect of such participations shall be made without any offset, abatement, withholding or reduction whatsoever.
          (m) Classification of Letters of Credit. Notwithstanding anything to the contrary contained herein, the determination of whether a Letter of Credit shall be classified as a Financial Standby Letter of Credit or a Performance Standby Letter of Credit for purposes hereof shall be made by the Issuing Bank that has issued such Letter of Credit, and such determination shall be presumed correct, absent manifest error. Upon the issuance of a Letter or Credit by an Issuing Bank, such Issuing Bank shall notify the Administrative Agent as to whether such Letter of Credit shall be classified a Financial Standby Letter of Credit or a Performance Standby Letter of Credit for purposes hereof.
ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; TAXES
     SECTION 4.01. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.12, 2.13 or 4.02, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York; provided that (i) payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein shall be made directly to such Issuing Bank or such Swingline Lender, as applicable, and (ii) payments pursuant to Sections 2.12, 2.13, 4.02 and 11.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the Currency of such Loan; all other payments hereunder (except in connection with reimbursement of LC Disbursements, as specifically provided in Section 3.01(e)) and under each other Loan Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that such Borrower shall not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if a Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in any Optional Currency).
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(c), Section 2.04(b), Section 3.01(d), Section 3.01(e), Section 4.01(d) or Section 11.04(b), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, any Swingline Lender or any Issuing Bank to satisfy such Lender’s obligations to the Administrative Agent, such Swingline Lender or such Issuing Bank, as applicable, under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
     SECTION 4.02. Taxes/Additional Payments.
          (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) The Borrowers, jointly and severally, shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of a Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrowers shall not be liable for any penalties, interest or expenses that result from the failure of the Agent, a Lender or an Issuing Bank to notify the Borrowers of the Indemnified Taxes or Other Taxes within a reasonable period of time after becoming aware of such Indemnified or Other Taxes. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or such Issuing Bank, shall be presumed correct absent manifest error.
          (c) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is organized, tax resident or otherwise located, or any treaty to which any such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law (or otherwise reasonably requested by such Borrower) as shall permit such payments to be made without withholding or at a reduced rate.
          (d) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes paid by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 4.02, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 4.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay promptly the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority with respect to such amount) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Borrower or any other Person.
          (e) Without limiting the generality of the foregoing, each Lender shall deliver to each Borrower and the Administrative Agent on the Effective Date or upon the effectiveness of any Assignment and Assumption by which it becomes a party to this Agreement (unless an Event of Default under Section 9.01(a), 9.01(g) or 9.01(h) has occurred and is continuing on the effective date of such Assignment and Assumption) (i) two duly completed copies of United States Internal Revenue Service Form W-8ECI, W-8BEN, W-8EXP, W-8IMY or W-9, or other applicable governmental form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it without deduction or withholding of any United States federal income Taxes, as if each Borrower were incorporated under the laws of the United States or a State thereof, (ii) a Hungarian Tax Residency Certification (obtained in the calendar year in which the certification is being provided) to the extent the Lender is a tax resident of jurisdiction that has, in force at the time such Hungarian Tax Residency Certification is required, an income tax treaty with the Republic of Hungary, and (iii) any other governmental forms (including tax residency certificates) which are necessary or required under an applicable Tax treaty or otherwise by law to eliminate any withholding Tax or which have been reasonably requested by the Borrowers. Each Lender which delivers to the Borrowers and the Administrative Agent a Form W-8ECI, W-8BEN, W-8EXP, W-8IMY or W-9, or other applicable governmental form pursuant to the preceding sentence further undertakes to deliver to the Borrowers and the Administrative Agent two further copies of such form on or before the date that any such form expires (currently, three successive calendar years for Form W-8BEN or Form W-8ECI) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may reasonably be requested by a Borrower and the Administrative Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrowers and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income Taxes. Each Lender which delivers to the Borrowers and the Administrative Agent a Hungarian Tax Residency Certification further undertakes to deliver to the Borrowers and Administrative Agent additional Hungarian Tax Residency Certifications on or before the 15th day of January of each calendar year (or such other time as may be provided under the laws of the Republic of Hungary from time to time) and, if any interest is to be received by a Lender between the 1st and 15th day of January and the Lender has not provided a current Hungarian Tax Residency Certificate during such period, such Lender shall additionally (but not in lieu thereof) provide a Substitute Declaration prior to the payment date of such interest. If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Taxes imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent (i) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (ii) other documentation, in each case sufficient for the Withholding Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements or to determine the amount to deduct and withhold for such payments (or documentation which is otherwise reasonably requested by the Withholding Agent as relevant to FATCA).
          (f) The Borrowers, jointly and severally, will remit to the appropriate Governmental Authority, prior to delinquency, all Indemnified Taxes and Other Taxes payable in respect of any payment. Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes, the applicable Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment of such Indemnified Taxes or Other Taxes or such other evidence thereof as may be reasonably satisfactory to the Administrative Agent.

     SECTION 4.03. Mitigation Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.12, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.02, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 4.02, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby, jointly and severally, agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If (i) any Lender requests compensation under Section 2.12, or (ii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.02, or (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender fails to provide its consent to a Redomestication under the laws of a jurisdiction (other than the United Kingdom, The Kingdom of the Netherlands, Luxembourg or Switzerland) outside of the United States, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) the Borrowers shall have received the prior written consent of each Issuing Bank and, if such assignee is not already a Lender hereunder, the Administrative Agent, which consent of the Issuing Banks and the Administrative Agent (if applicable) shall not be unreasonably withheld, conditioned or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 4.02, such assignment shall result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply and such Lender neither received nor continued to claim any such compensation or payment.

ARTICLE V
CONDITIONS PRECEDENT
     SECTION 5.01. Conditions Precedent to the Effective Date. The obligation of each Lender to make any Loan on or after the date hereof and the obligation of each Issuing Bank to issue any Letter of Credit on or after the date hereof for the account of any Borrower is subject to satisfaction of the following conditions:
          (a) The Administrative Agent shall have received the following, all in form and substance reasonably satisfactory to the Administrative Agent:
     (i) this Agreement executed by each Person listed on the signature pages hereof;
     (ii) the Guaranty Agreement executed by each Person listed on the signature pages thereof;
     (iii) Revolving Credit Notes executed by the Borrowers and payable to each Lender requesting (at least one Business Day prior to the Effective Date) a Revolving Credit Note, duly completed and executed by the Borrowers and dated the Effective Date;
     (iv) Swingline Notes executed by the Borrowers and payable to each Swingline Lender, duly completed and executed and dated the Effective Date;
     (v) a certificate of a Responsible Officer of each Obligor, dated the date hereof and certifying, inter alia (A) that the representations and warranties made by such Obligor in any Loan Document to which such Obligor is a party and which shall be delivered at or prior to the Effective Date are true and correct in all material respects as of the Effective Date, except for those that by their express terms apply to an earlier date which shall be true and correct in all material respects as of such earlier date, and (B) the absence of the occurrence and continuance of any Default or Event of Default;
     (vi) a certificate of the secretary or an assistant secretary of each Obligor, dated the date hereof and certifying (A) true and complete copies of the memorandum of association and bye-laws or the certificate of incorporation and bylaws or other organizational documents, each as amended and in effect, of such Obligor and the resolutions adopted by the Board of Directors of such Obligor (I) authorizing the execution, delivery and performance by such Obligor of the Loan Documents to which it is or shall be a party and, in the case of a Borrower, the borrowing of Loans by such Borrower and the issuance of Letters of Credit for the account of such Borrower hereunder and (II) authorizing officers of such Obligor to execute and deliver the Loan Documents to which it is or shall be a party and any related documents, including any agreement contemplated by this Agreement, and (B) the absence of any proceedings for the dissolution, liquidation or winding up of such Obligor;
     (vii) (A) a certificate of the secretary or an assistant secretary of each of WIL, WIL-Switzerland and WII, dated the date hereof and certifying the incumbency and specimen signatures of the officers of such Obligor executing any documents on its behalf, and (B) notarized specimens of signature of the officers of each of HOC and WCMS executing any documents on its behalf;
     (viii) favorable, signed opinions addressed to the Administrative Agent and the Lenders dated the Effective Date from (A) Fulbright & Jaworski L.L.P., special United States counsel to the Obligors, (B) Conyers Dill & Pearman Limited, special Bermuda counsel to WIL, (C) Baker & McKenzie, special Swiss counsel to WIL-Switzerland, (D) Szakaly Law Firm, special Hungarian counsel to HOC and WCMS, and (E) with respect to any other Borrower, counsel for such Borrower reasonably acceptable to the Administrative Agent, each given upon the express instruction of the applicable Obligor; and
     (ix) copies of the memorandum of association, articles or certificates of incorporation or other similar organizational documents of each Obligor certified as of a recent date prior to the Effective Date by the appropriate Governmental Authority and certificates of appropriate public officials as to the existence, good standing and qualification to do business as a foreign corporation, of each Obligor in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would, individually or collectively, have a Material Adverse Effect.
          (b) The Administrative Agent shall have received evidence reasonably satisfactory to it that all material consents of each Governmental Authority and of each other Person, if any, required to be received by the Obligors in connection with (i) the Loans, (ii) the Letters of Credit and (iii) the execution, delivery and performance of this Agreement and the other Loan Documents to which any Obligor is a party have been satisfactorily obtained.
          (c) The Administrative Agent shall have received evidence reasonably satisfactory to it that the principal of and interest on all loans and other obligations accrued or owing under the Existing JPMorgan Credit Agreement (whether or not then due) shall have been paid in full and all commitments thereunder shall have been terminated (which payment and termination may be contemporaneous with the satisfaction of the conditions under this Section 5.01 and the application of proceeds of any Borrowings to occur on the Effective Date).
          (d) The Administrative Agent shall have received evidence reasonably satisfactory to it that the principal of and interest on all loans and other obligations accrued or owing under the Existing Deutsche Bank Credit Agreement (whether or not such loans and obligations are then due) shall have been paid in full and all commitments thereunder shall have been terminated (which payment and termination may be contemporaneous with the satisfaction of the conditions under this Section 5.01 and the application of proceeds of any Borrowings to occur on the Effective Date).
          (e) The Lenders shall have received (i) audited consolidated financial statements of WIL-Switzerland for the fiscal year ended December 31, 2009, including condensed consolidating financial information with respect to the Guarantors to the extent required to be presented in the periodic reports of WIL-Switzerland filed with the SEC pursuant to the Exchange Act, and (ii) unaudited interim consolidated financial statements of

WIL-Switzerland for each quarterly period ended subsequent to December 31, 2009 to the extent such financial statements are available, including condensed consolidating financial information with respect to the Guarantors to the extent required to be presented in the periodic reports of WIL-Switzerland filed with the SEC pursuant to the Exchange Act.
          (f) The Borrowers shall have paid (i) to the Administrative Agent, the Lead Arrangers and the Lenders, as applicable, all fees and other amounts agreed upon by such parties to be paid on or prior to the Effective Date, and (ii) to the extent invoiced at or before 10:00 a.m., New York City time, on the Effective Date, all out-of pocket expenses required to be reimbursed or paid by the Borrowers pursuant to Section 11.03 or any other Loan Document.
     SECTION 5.02. Conditions Precedent to All Credit Events. The obligation of the Lenders to make any Loan on the occasion of any Borrowing on or after the date hereof and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit on or after the date hereof is subject to the further conditions precedent that, on the date such Loan is made or Letter of Credit is issued, amended, renewed or extended:
          (a) The conditions precedent set forth in Section 5.01 shall have theretofore been satisfied or waived in accordance with Section 11.01.
          (b) The representations and warranties set forth in Article VI and in the other Loan Documents shall be true and correct in all material respects as of, and as if such representations and warranties were made on, the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (unless such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall continue to be true and correct in all material respects as of such earlier date), and the Obligors shall be deemed to have certified to the Administrative Agent and the Lenders that such representations and warranties are true and correct in all material respects by a Borrower’s delivery of (i) in the case of a Borrowing, a Borrowing Request or (ii) in the case of an issuance, amendment, renewal or extension of a Letter of Credit, a notice thereof.
          (c) The Administrative Agent and, if applicable, the applicable Swingline Lender or the applicable Issuing Bank, shall have received (i) in the case of a Borrowing, a Borrowing Request by the time and on the Business Day specified in Section 2.02, (ii) in the case of a Swingline Borrowing, a Swingline Borrowing Request as required by Section 2.03(b) by the time and on the Business Day specified in Section 2.03(b) and (iii) in the case of an issuance, amendment, renewal or extension of a Letter of Credit, a Letter of Credit Request as required by Section 3.01(b) by the time and on the Business Day specified in Section 3.01(b).
          (d) No Default or Event of Default shall have occurred and be continuing or would result from such Credit Event.
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each of the Obligors to each of the Lenders that all of the conditions specified in paragraphs (b) and (d) of this Section 5.02 have been satisfied as of that time.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     Each Obligor Party represents and warrants to the Lenders, the Issuing Banks and the Administrative Agent as follows:
     SECTION 6.01. Organization and Qualification. Each Obligor and each Material Subsidiary (a) is a company, corporation, partnership or entity having limited liability that is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate, partnership or other power and authority to own its property and to carry on its business as now conducted and (c) is duly qualified as a foreign corporation or other foreign entity to do business and is in good standing in every jurisdiction in which the failure to be so qualified would, together with all such other failures of the Obligors and the Material Subsidiaries to be so qualified or in good standing, have a Material Adverse Effect.
     SECTION 6.02. Authorization, Validity, Etc. Each Obligor has the corporate or other power and authority to execute, deliver and perform its obligations hereunder and under the other Loan Documents to which it is a party and to obtain the Loans and request Letters of Credit, and all such action has been duly authorized by all necessary corporate, partnership or other proceedings on its part or on its behalf. This Agreement has been duly and validly executed and delivered by or on behalf of each Obligor and constitutes valid and legally binding agreements of such Obligor enforceable against such Obligor in accordance with the terms hereof, and the Notes and the other Loan Documents to which such Obligor is a party, when duly executed and delivered by or on behalf of such Obligor, shall constitute valid and legally binding obligations of such Obligor enforceable in accordance with the respective terms thereof and of this Agreement, except, in each case (a) as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (b) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy.
     SECTION 6.03. Governmental Consents, Etc. No authorization, consent, approval, license or exemption of, or filing or registration with, any Governmental Authority is necessary to have been made or obtained by any Obligor for the valid execution, delivery and performance by any Obligor of any Loan Document to which it is a party, except those that have been obtained and are in full force and effect and such matters relating to performance as would ordinarily be done in the ordinary course of business after the Effective Date.
     SECTION 6.04. No Breach or Violation of Law or Agreements. Neither the execution, delivery and performance by any Obligor of the Loan Documents to which it is a party, nor compliance with the terms and provisions thereof, nor the extensions of credit contemplated by the Loan Documents, (a) will breach or violate any applicable Requirement of Law, (b) will result in any breach or violation of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien prohibited hereunder upon any of its property or assets pursuant to the terms of, any indenture, agreement or other instrument to which it or any of its Consolidated Subsidiaries is party or by which any property or asset of it or any of its Consolidated Subsidiaries is bound or to which it is subject, except for breaches, violations and defaults under clauses (a) and (b) that collectively for the Obligors would not have a Material Adverse Effect, or (c) will violate any provision of the organizational documents or by-laws of any Obligor.
     SECTION 6.05. Litigation. As of the Effective Date, except for actions, suits or proceedings described in the filings made by WIL with the SEC pursuant to the Exchange Act, (a) there are no actions, suits or proceedings pending or, to the best knowledge of WIL-Switzerland, threatened in writing against any Obligor or against any of their respective properties or assets that are reasonably likely to have (individually or collectively) a Material Adverse Effect and (b) to the best knowledge of WIL-Switzerland, there are no actions, suits or proceedings pending or threatened that purport to affect or pertain to the Loan Documents or any transactions contemplated thereby.
     SECTION 6.06. Information; No Material Adverse Change.
          (a) All information heretofore furnished by the Obligors to the Administrative Agent or any Lender in connection with this Agreement, when considered together with the disclosures made herein, in the other Loan Documents and in the filings made by any Obligor with the SEC pursuant to the Exchange Act, did not as of the date thereof (or if such information related to a specific date, as of such specific date), when read together and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made, except for such information, if any, that has been updated, corrected, supplemented, superseded or modified pursuant to a written instrument delivered to the Administrative Agent and the Lenders prior to the Effective Date.
          (b) As of the Effective Date, there has been no material adverse change since December 31, 2009 in the financial condition, business or operations of WIL-Switzerland and its Subsidiaries, taken as a whole.
          (c) As of any Commitment Increase Effective Date, there has been no material adverse change, since the date of the financial statements delivered to the Administrative Agent pursuant to Section 7.01(b) most recently prior to such Commitment Increase Effective Date, in the financial condition, business or operations of WIL and its Subsidiaries, taken as a whole.
     SECTION 6.07. Investment Company Act; Margin Regulations.
          (a) Neither any Obligor nor any of its Subsidiaries is, or is regulated as, an “investment company,” as such term is defined in the Investment Company Act of 1940 (as adopted in the United States), as amended.
          (b) Neither any Obligor nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U. No part of the proceeds of the Loans made to the Borrowers will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock (except that WIL-Switzerland and any of its Subsidiaries may purchase the common stock of WIL-Switzerland, subject to compliance with applicable law) or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X.
     SECTION 6.08. ERISA.
          (a) Each Obligor and each ERISA Affiliate has maintained and administered each Plan in compliance with all applicable laws, except for such instances of noncompliance as have not resulted in and would not reasonably be expected to have a Material Adverse Effect.
          (b) There has been no failure to meet the minimum funding standards under Section 430 of the Code or Section 303 of ERISA, whether or not waived, with respect to any Plan, other than such failure as would not in the aggregate reasonably be expected to have a Material Adverse Effect.
          (c) No Obligor or ERISA Affiliate has incurred, or is reasonably expected by any Obligor Party to incur, withdrawal liabilities under Sections 4201 or 4204 of ERISA in respect of Multiemployer Plans that in the aggregate would reasonably be expected to have a Material Adverse Effect.
     SECTION 6.09. Tax Returns and Payments. Each Obligor and each Material Subsidiary has caused to be filed all United States federal income tax returns and other material tax returns, statements and reports (or obtained extensions with respect thereto) which are required to be filed and has paid or deposited or made adequate provision in accordance with GAAP for the payment of all taxes (including estimated taxes shown on such returns, statements and reports) which are shown to be due pursuant to such returns, except (a) for taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (b) where the failure to pay such taxes (collectively for the Obligors and the Material Subsidiaries, taken as a whole) would not have a Material Adverse Effect.
     SECTION 6.10. Requirements of Law. The Obligors and each of their Consolidated Subsidiaries are in compliance with all Requirements of Law, applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their businesses and the ownership of their property, except for instances in which the failure to comply therewith, either individually or in the aggregate, would not have a Material Adverse Effect.
     SECTION 6.11. No Default. No Default or Event of Default has occurred and is continuing.
ARTICLE VII
AFFIRMATIVE COVENANTS
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit

(other than Extended Expiration Letters of Credit) shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Obligor Parties covenant and agree that:
     SECTION 7.01. Information Covenants. Each Obligor Party shall furnish or cause to be furnished to the Administrative Agent:
          (a) As soon as available, and in any event within 45 days after the end of each of the first three quarterly accounting periods in each fiscal year of WIL-Switzerland, the Quarterly Report on Form 10-Q, or its equivalent, of WIL-Switzerland for such quarter; provided that the Obligor Parties shall be deemed to have furnished said Quarterly Report on Form 10-Q for purposes of this Section 7.01(a) on the date the same shall have been made available on “EDGAR” (or any successor thereto) or on its home page on the worldwide web (which page is, as of the date of this Agreement, located at www.weatherford.com).
          (b) As soon as available, and in any event within 90 days after the close of each fiscal year of WIL-Switzerland, the Annual Report on Form 10-K, or its equivalent, of WIL-Switzerland for such fiscal year, certified by Ernst & Young LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and the Required Lenders, whose certification shall be without qualification or limitation; provided that (i) the Obligor Parties shall be deemed to have furnished said Annual Report on Form 10-K for purposes of this Section 7.01(b) on the date the same shall have been made available on “EDGAR” (or any successor thereto) or on its home page on the worldwide web (which page is, as of the date of this Agreement, located at www.weatherford.com) and (ii) if said Annual Report on Form 10-K contains the report of such independent public accountants (without qualification or exception, and to the effect, as specified above), no Obligor Party shall be required to deliver such report.
          (c) Promptly after the same become publicly available (whether on “EDGAR” (or any successor thereto) or WIL-Switzerland’s homepage on the worldwide web or otherwise), notice to the Administrative Agent of the filing of all periodic reports on Form 10-K or Form 10-Q, and all amendments to such reports and all definitive proxy statements filed by any Obligor or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by WIL-Switzerland to its shareholders generally, as the case may be (and in furtherance of the foregoing, WIL-Switzerland will give to the Administrative Agent prompt written notice of any change at any time or from time to time of the location of WIL-Switzerland’s home page on the worldwide web).
          (d) Promptly, and in any event within ten Business Days after:
     (i) the occurrence of any of the following with respect to any Obligor Party or any of its Consolidated Subsidiaries: (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against such Obligor or Subsidiary which would reasonably be expected to have a Material Adverse Effect and (B) the institution of any proceeding against any Obligor Party or any of its Consolidated Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any law, rule or regulation

(including, without limitation, any environmental law) which would reasonably be expected to have a Material Adverse Effect; or
     (ii) any Responsible Officer of such Obligor Party obtains knowledge of the occurrence of any event or condition which constitutes a Default or an Event of Default; or
     (iii) any Responsible Officer of such Obligor Party obtains knowledge of the occurrence of a Change of Control or Change of Control Event; or
     (iv) the filing by WIL-Switzerland with the SEC of a Form 8-K regarding any material development with respect to any of the matters described in Schedule 7.01;
a notice of such event, condition, occurrence or development, specifying the nature thereof.
          (e) Within five Business Days after the delivery of the financial statements provided for in Sections 7.01(a) and 7.01(b), a certificate of a Responsible Officer of WIL-Switzerland in the form of Exhibit G.
          (f) Promptly, and in any event within 30 days after any Responsible Officer of such Obligor Party obtains knowledge thereof, notice of:
     (i) the occurrence or expected occurrence of (A) any Reportable Event with respect to any Plan, (B) a failure to make any required contribution to a Plan before the due date (including extensions) thereof, (C) any Lien in favor of the PBGC or a Plan, or (D) any withdrawal from, or the termination, reorganization or insolvency (within the meaning of such terms as used in ERISA) of, any Multiemployer Plan, in each case which would reasonably be expected to have a Material Adverse Effect;
     (ii) the institution of proceedings or the taking of any other action by the PBGC or WIL-Switzerland or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination, reorganization or insolvency (within the meaning of such terms as used in ERISA) of, any Plan, which withdrawal, termination, reorganization or insolvency would reasonably be expected to have a Material Adverse Effect, except that no notice shall be required with respect to the merger of a defined contribution plan of one ERISA Affiliate into a defined contribution plan of another ERISA Affiliate; and
     (iii) each request for waiver of the minimum funding standards under Section 412(c) of the Code or Section 302(c) of ERISA promptly after the request is submitted by WIL-Switzerland or any ERISA Affiliate to the U.S. Secretary of the Treasury, the Department of Labor, the Internal Revenue Service or any other applicable Governmental Authority.
          (g) From time to time and with reasonable promptness, such other non-confidential information or documents (financial or otherwise) with respect to any Obligor or any of its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

     SECTION 7.02. Books, Records and Inspections. Each Obligor Party shall permit, or cause to be permitted, any Lender, upon written notice, to visit and inspect any of the properties of such Obligor Party and its Subsidiaries, to examine the books and financial records of such Obligor Party and its Subsidiaries and to discuss the affairs, finances and accounts of such Obligor Party and its Subsidiaries with any Responsible Officer of such Obligor Party, all at such reasonable times and as often as any Lender, through the Administrative Agent, may reasonably request; provided that any non-public information obtained by any Person during any such visitation, inspection, examination or discussion shall be treated as confidential information in accordance with Section 11.06.
     SECTION 7.03. Insurance. Each Obligor Party shall, and WIL-Switzerland shall cause each of the Material Subsidiaries to, maintain or cause to be maintained (including through self-insurance) insurance with respect to its property and business against such liabilities and risks, in such types and amounts and with such deductibles or self-insurance risk retentions, in each case as are in accordance with customary industry practice for companies engaged in similar businesses as such Obligor Party or such Material Subsidiary, as the case may be, as such customary industry practice may change from time to time.
     SECTION 7.04. Payment of Taxes and other Claims. Each Obligor Party shall, and WIL-Switzerland shall cause each of the Material Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon such Obligor Party or such Material Subsidiary, as applicable, or upon the income, profits or property of such Obligor Party or such Material Subsidiary, as applicable, except for (i) such taxes, assessments or governmental charges the non-payment or non-discharge of which would not, individually or in the aggregate, have a Material Adverse Effect and (ii) any such tax, assessment or governmental charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
     SECTION 7.05. Existence. Except as expressly permitted pursuant to Section 8.02, each Obligor Party shall, and WIL-Switzerland shall cause WII (to the extent WII is a Guarantor) to, do all things necessary to (a) preserve and keep in full force and effect the corporate or other existence of such Obligor Party or WII, as applicable, and (b) preserve and keep in full force and effect the rights and franchises of such Obligor Party or WII, as applicable; provided that this clause (b) shall not require the Obligor Parties or WII to preserve or maintain any rights or franchises if such Obligor Parties or WII shall determine that (i) the preservation and maintenance thereof is no longer desirable in the conduct of the business of the Obligor Parties and WII, taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the Lenders, or (ii) the failure to maintain and preserve the same could not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.
     SECTION 7.06. ERISA Compliance. WIL-Switzerland shall, and shall cause each ERISA Affiliate to, comply with respect to each Plan and Multiemployer Plan, with all applicable provisions of ERISA and the Code, except to the extent that any failure to comply would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII
NEGATIVE COVENANTS
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit (other than Extended Expiration Letters of Credit) shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Obligor Parties covenant and agree that:
     SECTION 8.01. Material Change in Business. The Obligor Parties shall not, and WIL-Switzerland shall not permit any of the Material Subsidiaries to, engage in any material business substantially different from those businesses of WIL-Switzerland and its Subsidiaries described in the Form 10-K of WIL-Switzerland for the fiscal year ended December 31, 2009 and the Forms 10-Q of WIL-Switzerland for the fiscal quarters ended March 31, 2010 and June 30, 2010, in each case as filed with the SEC, and any businesses reasonably related, ancillary or complementary thereto.
     SECTION 8.02. Consolidation, Merger, or Sale of Assets, Etc.
          (a) WIL-Switzerland shall not, and shall not permit any of its Consolidated Subsidiaries to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, WIL-Switzerland or any Consolidated Subsidiary may merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, provided that:
     (i) in the case of a merger, a consolidation or an amalgamation involving WIL-Switzerland, if WIL-Switzerland is not the surviving or continuing Person, the surviving or continuing Person shall (A) execute and deliver to the Administrative Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent, whereby such surviving or continuing Person shall become a party to this Agreement and the Guaranty Agreement and assume all rights and obligations of WIL-Switzerland hereunder and thereunder and (B) deliver to the Administrative Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent;
     (ii) in the case of a merger, a consolidation or an amalgamation involving WIL, if WIL is not the surviving or continuing Person, the surviving or continuing Person shall (A) execute and deliver to the Administrative Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent, whereby such surviving or continuing Person shall become a party to this Agreement and assume all rights and obligations of WIL hereunder and (B) deliver to the Administrative Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent;
     (iii) in the case of a merger, a consolidation or an amalgamation involving WII at any time that WII’s obligations under the Guaranty Agreement have not been released and discharged, if WII is not the surviving or continuing Person, the surviving or continuing Person shall (A) execute and deliver to the Administrative Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent, whereby such surviving or continuing Person shall become a party to the Guaranty Agreement and assume all rights and obligations of WII thereunder and (B) deliver to the Administrative Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent;
     (iv) in the case of a merger, a consolidation or an amalgamation involving any Obligor other than WIL-Switzerland, WIL or WII, if neither such Obligor, WIL-Switzerland, WIL, WII nor another Obligor that is a Wholly-Owned Subsidiary of WIL-Switzerland is the surviving or continuing Person, then the surviving or continuing Person shall (A) be a Wholly-Owned Subsidiary of WIL-Switzerland after giving effect to such merger, consolidation or amalgamation, (B) execute and deliver to the Administrative Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent, whereby such surviving or continuing Person shall become a party to this Agreement and assume all rights and obligations of such Obligor hereunder and (C) deliver to the Administrative Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent; and
     (v) in the case of any such merger, consolidation or amalgamation, the Obligor Parties shall be in compliance, on a pro forma basis after giving effect to such transaction, with the covenants contained in this Article VIII recomputed as of the last day of the most recently ended fiscal quarter of WIL-Switzerland as if such transaction had occurred on the first day of each relevant period for testing such compliance.
          (b) Except as permitted by Section 8.02(a)(i), (ii), (iii) and (iv), neither WIL-Switzerland nor any of the Consolidated Subsidiaries shall, directly or indirectly, in one transaction or a series of transactions, sell, lease, transfer or otherwise dispose of (including by merger, consolidation or amalgamation), all or substantially all of the assets of WIL-Switzerland and its Subsidiaries, taken as a whole, except that:
     (i) WIL-Switzerland and its Subsidiaries may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (including Capital Stock of Subsidiaries) to any Consolidated Subsidiary or Person who will contemporaneously therewith become a Consolidated Subsidiary; and
     (ii) any Subsidiary may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (including Capital Stock in its Subsidiaries) to any Borrower or any Consolidated Subsidiary or Person who will contemporaneously therewith become a Consolidated Subsidiary.
          (c) Notwithstanding the foregoing provisions, this Section 8.02 shall not prohibit any Redomestication; provided that (i) in the case of a Redomestication of WIL-Switzerland of the type described in clause (a) of the definition thereof, the Surviving Person shall (A) execute and deliver to the Administrative Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent, whereby such Surviving Person shall become a party to this Agreement and the Guaranty Agreement and assume all rights and obligations of WIL-Switzerland hereunder and thereunder and (B) deliver to the Administrative Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent, and (ii) in the case of a Redomestication of WIL-Switzerland of the type described in clause (b) of the definition thereof in which the Person formed pursuant to such Redomestication is a different legal entity than WIL-Switzerland, the Person formed pursuant to such Redomestication shall (A) execute and deliver to the Administrative Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent, whereby such Person shall become a party to this Agreement and the Guaranty Agreement and assume all rights and obligations of such Obligor hereunder and thereunder and (B) deliver to the Administrative Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent.
          (d) Neither WIL-Switzerland nor WIL shall, and neither WIL-Switzerland nor WIL shall permit any other Obligor to, wind up, liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Specified Obligor may wind up, liquidate or dissolve if (i) the owner of all of the Capital Stock of such Specified Obligor immediately prior to such event shall be WIL-Switzerland, a Wholly-Owned Subsidiary of WIL-Switzerland, the New Parent or a Wholly-Owned Subsidiary of the New Parent and (ii) if such owner is not then an Obligor, such owner shall execute and deliver to the Administrative Agent (A) a guaranty of the Obligations in form and substance reasonably satisfactory to the Administrative Agent, (B) an opinion, reasonably satisfactory in form, scope and substance to the Administrative Agent, of counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with such event as the Administrative Agent or any Lender may reasonably request and (C) such other documentation as the Administrative Agent may reasonably request; provided further that WIL-Switzerland shall comply with the conditions set forth in Sections 11.01(d)(i) and 11.01(d)(ii) with respect to any Specified Obligor that is a Borrower (for purposes of this Section 8.02(d), the references to “Borrower Removal Date” in Sections 11.01(d)(i) and 11.01(d)(ii) being understood to refer to the date on which such Borrower winds up, liquidates or dissolves pursuant to this Section 8.02(d)). Notwithstanding anything to the contrary contained herein, in the event that any Borrower shall cease to be a Borrower hereunder as a result of a transaction permitted under this Section 8.02(d), the other Obligors shall remain jointly and severally liable with respect to each Loan made to such Borrower and each Letter of Credit issued for the account of such Borrower outstanding on the date on which such Borrower winds up, liquidates or dissolves pursuant to this Section 8.02(d).
     SECTION 8.03. Liens. WIL-Switzerland shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of WIL-Switzerland or such Subsidiary whether now owned or hereafter acquired, except Permitted Liens.

     SECTION 8.04. Indebtedness. The aggregate principal amount of all Indebtedness of all Subsidiaries of WIL-Switzerland (other than Subsidiaries of WIL-Switzerland that are Obligors) at any time outstanding to any Person other than WIL-Switzerland and its Subsidiaries shall not exceed 20% of WIL-Switzerland’s Net Worth at such time.
     SECTION 8.05. Ownership of WII. Except to the extent permitted under Section 8.02, the Persons who are the shareholders of WIL-Switzerland, or New Parent in the event of any Redomestication, shall not at any time own, beneficially and of record, directly or indirectly, less than 100% of the Capital Stock (except for directors’ qualifying shares) of WII.
     SECTION 8.06. Financial Covenant. WIL-Switzerland shall not permit its Consolidated Indebtedness to exceed 60% of its Total Capitalization at the end of any fiscal quarter.
     SECTION 8.07. Limitation on Transactions with Affiliates. WIL-Switzerland shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, conduct any business or enter into, renew, extend or permit to exist any transaction or series of related transactions with any Affiliate that is not either (a) WIL-Switzerland or one of WIL-Switzerland’s Consolidated Subsidiaries or a Person that becomes, pursuant to a Redomestication, a part of the consolidated group that includes WIL-Switzerland, or (b) Weatherford\Al-Rushaid Limited or Weatherford Saudi Arabia Limited, other than on fair and reasonable terms (taking all related transactions into account and considering the terms of such related transactions in their entirety) substantially as favorable to WIL-Switzerland or such Consolidated Subsidiary, as the case may be, as would be available in a comparable arm’s length transaction. Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (w) the payment of reasonable and customary regular fees to directors of an Obligor or a Subsidiary of such Obligor who are not employees of such Obligor; (x) loans and advances to officers and employees of an Obligor and its respective Subsidiaries for travel, entertainment and moving and other relocation expenses made in direct furtherance and in the ordinary course of business of an Obligor and its Subsidiaries; (y) any other transaction with any employee, officer or director of an Obligor or any of its Subsidiaries pursuant to employee benefit, compensation or indemnification arrangements entered into in the ordinary course of business and approved by, as applicable, the Board of Directors of such Obligor or the Board of Directors of such Subsidiary permitted by this Agreement; and (z) non-exclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property.
     SECTION 8.08. Restrictions on Dividends by Material Subsidiaries. WIL-Switzerland shall not, nor shall it permit any of the Material Subsidiaries to, enter into any agreement or contract which limits or restricts in any way the payment of any dividends or distributions by any Material Subsidiary to WIL-Switzerland or to another Subsidiary of WIL-Switzerland, except that the foregoing restrictions set forth in this Section 8.08 shall not apply to limitations or restrictions existing under or by reason of (a) any agreement for the sale or other disposition of all or substantially all of the equity interests in or all or substantially all of the assets of a Subsidiary, which agreement restricts distributions or dividends by such Subsidiary pending such sale or other disposition; (b) contracts and agreements outstanding on the date hereof and renewals, extensions, refinancings or replacements thereof (provided that the foregoing restrictions set forth in this Section 8.08 shall apply to any amendment or modification to, or any renewal, extension, refinancing or replacement of, any such contract or agreement that would have the effect of expanding the scope of any such limitation or restriction on the payment of dividends by any Material Subsidiary); (c) any agreement or instrument governing capital stock of a Person acquired by WIL-Switzerland or any of its Material Subsidiaries as in effect at the time of such acquisition, which restriction or limitation (i) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and (ii) is not incurred in connection with, or in contemplation of, such acquisition; (d) restrictions or limitations on the transfer of property pledged as collateral in any secured financing to which WIL-Switzerland or any of its Material Subsidiaries is a party; (e) customary restrictions or limitations in leases or other contracts restricting the assignment thereof or the assignment of the property that is the subject of such lease; and (f) limitations or restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of such joint venture, partnership or other joint ownership entity, if such encumbrances or restrictions are not applicable to the property or assets of any other Person.
     SECTION 8.09. Use of Proceeds.
          (a) WIL-Switzerland shall not, nor shall it permit any of its Subsidiaries to, (i) use the proceeds of any Loans for any purpose other than (A) to repay amounts outstanding under the Existing Credit Agreements and (B) for working capital and general corporate purposes, including providing support for commercial paper issued by any of the Borrowers and providing liquidity and other financial accommodations to the Borrowers and their Subsidiaries or (ii) arrange for the issuance of any Letters of Credit for any purpose other than general corporate purposes of the Borrowers and their Subsidiaries.
          (b) WIL-Switzerland shall not, nor shall it permit any of its Subsidiaries to, use any Letter of Credit or the proceeds of any Loan under this Agreement directly or indirectly for the purpose of buying or carrying any “margin stock” within the meaning of Regulation U (herein called “margin stock”) or for the purpose of reducing or retiring any indebtedness which was originally incurred to buy or carry a margin stock (except that WIL-Switzerland and any of its Subsidiaries may purchase the common stock of WIL-Switzerland, subject to compliance with applicable law), or for any other purpose which would constitute this transaction a “purpose” credit within the meaning of Regulation U. WIL-Switzerland shall not, nor shall it permit any of its Subsidiaries to, take any action which would cause this Agreement or any other Loan Document to violate Regulation T, U or X.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
     SECTION 9.01. Events of Default and Remedies. If any of the following events (“Events of Default”) shall occur and be continuing:
          (a) (i) the principal of any Loan or Note or any reimbursement obligation in respect of any LC Disbursement shall not be paid on the date on which such payment is due, or (ii) any payment of interest on any such Loan, Note or reimbursement obligation or any other amount due hereunder or any other Loan Document shall not be paid within five calendar days following the date on which such payment of interest or such other amount is due; or
          (b) any representation or warranty made or, for purposes of Article V, deemed made by or on behalf of any Obligor herein, at the direction of any Obligor or by any Obligor in any other Loan Document or in any document, certificate or financial statement delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made or reaffirmed, as the case may be; or
          (c) any Obligor Party shall fail to perform or observe any covenant, condition or agreement contained in Section 7.05 (with respect to the existence of any Obligor) or Article VIII (other than Section 8.09(b)) or fail to give any notice required by Section 7.01(d)(ii); or
          (d) any Obligor Party shall fail to give any notice required by Section 7.01(c), 7.01(d)(i), 7.01(d)(iii), 7.01(d)(iv) or 7.01(f) and, in any event, such failure shall remain unremedied for five Business Days after the earlier to occur of (i) receipt by a Principal Financial Officer of any Obligor Party of notice of such failure (given by the Administrative Agent or any Lender) and (ii) a Principal Financial Officer of any Obligor Party otherwise becoming aware of such failure; or
          (e) any Obligor Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement (other than those specified in Section 9.01(a), 9.01(b), 9.01(c) or 9.01(d)) or any other Loan Document to which it is a party and, in any event, such failure shall remain unremedied for 30 calendar days after the earlier to occur of (i) receipt by a Principal Financial Officer of any Obligor Party of notice of such failure (given by the Administrative Agent or any Lender) and (ii) a Principal Financial Officer of any Obligor Party otherwise becoming aware of such failure; or
          (f) any Obligor or any of its Subsidiaries (i) fails to make (whether as primary obligor or as guarantor or other surety) any principal payment of or interest or premium, if any, on any Indebtedness (other than Indebtedness outstanding under this Agreement) beyond any period of grace provided with respect thereto, provided that the aggregate amount of all Indebtedness as to which such a payment default shall occur and be continuing is equal to or exceeds $100,000,000, or (ii) defaults under any agreement or any instrument which governs the rights and remedies of Persons holding Indebtedness of any Obligor or any of its Subsidiaries with an aggregate principal amount equal to or exceeding $100,000,000, in each case, if the effect thereof is to result in such Indebtedness becoming due prior to its scheduled maturity, or to permit the holder or holders of such Indebtedness, or any trustee or agent acting on its or their behalf, to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance of such Indebtedness, prior to its schedule maturity; or
          (g) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of any Obligor or any Material Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging any Obligor or any Material Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any Obligor or any Material Subsidiary under any applicable federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of any Obligor or any Material Subsidiary of any substantial part of its property, or ordering the winding up or liquidation of its affairs; or
          (h) the commencement by any Obligor or any Material Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by any Obligor or any Material Subsidiary to the entry of a decree or order for relief in respect of such Obligor or such Material Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by any Obligor or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by any Obligor or any Material Subsidiary to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of such Obligor or such Material Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the consent to, approval of or the admission by any Obligor or any Material Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate or other action by any Obligor or any Material Subsidiary in furtherance of any such action; or
          (i) a judgment or order for monetary damages shall be entered against any Obligor or any Material Subsidiary, which with other outstanding judgments and orders for monetary damages entered against the Obligors and the Material Subsidiaries equals or exceeds $100,000,000 in the aggregate (to the extent not covered by independent third-party insurance as to which the respective insurer is financially sound and has not disputed coverage), and (i) within 60 days after entry thereof such judgment shall not have been discharged or execution thereof stayed pending appeal or, within 60 days after the expiration of any such stay, such judgment shall not have been discharged, or (ii) any enforcement proceeding shall have been commenced (and not stayed) by any creditor upon such judgment; provided that if such judgment or order provides for any Obligor or any Material Subsidiary to make periodic payments over time, no Event of Default shall arise under this clause (i) if such Obligor or such Material Subsidiary makes each such periodic payment when due in accordance with the terms of such judgment or order (or within 30 days after the due date of each such periodic payment, but only so long as no Lien attaches during such 30-day period and no enforcement proceeding is commenced by any creditor for payment of such judgment or order during such 30-day period); or
          (j) other than as a result of (i) a transaction permitted by the terms of Section 8.02, (ii) the termination of the obligations of WII under the Guaranty Agreement pursuant to the terms thereof or (iii) the expiration or termination of the Commitments, the payment in full of the principal and interest on each Loan and all fees payable hereunder, the expiration or termination of all Letters of Credit (other than Extended Expiration Letters of Credit) and the reimbursement of all LC Disbursements, any Loan Document shall (other than with the consent of the Administrative Agent and the Lenders), at any time after its execution and delivery and for any reason, cease to be in full force and effect in any material respect, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any Obligor or any Obligor shall deny that it has any or further liability or obligation thereunder; or
          (k) any Plan shall have failed to meet the minimum funding standard under Section 430 of the Code or Section 303 of ERISA, or a waiver of the minimum funding standard is sought under Section 412 of the Code with respect to a Plan, and either the failure to meet such minimum funding standard or a failure to obtain such a waiver, as applicable, would reasonably be expected (individually or collectively) to have a Material Adverse Effect; any proceeding shall have occurred or is reasonably likely to occur by the PBGC under Section 4069(a) of ERISA to impose liability on WIL-Switzerland, any of its Consolidated Subsidiaries or any ERISA Affiliate which (individually or collectively) would reasonably be expected to have a Material Adverse Effect; or WIL-Switzerland, any of its Consolidated Subsidiaries or any ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Plan or Multiemployer Plan under Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA, or a notice of intent to terminate any Plan in a distress termination shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified WIL-Switzerland or any ERISA Affiliate that a Plan may become a subject of any such proceedings, and there shall result (individually or collectively) from any such event or events a material risk of either (i) the imposition of a Lien(s) upon, or the granting of a security interest(s) in, the assets of WIL-Switzerland, any of its Subsidiaries and/or any ERISA Affiliate which would reasonably be expected to have a Material Adverse Effect, or (ii) WIL-Switzerland, any of its Subsidiaries and/or any ERISA Affiliate incurring a liability(ies) or obligation(s) with respect thereto which would reasonably be expected to have a Material Adverse Effect;
then, and in every such event (other than an event with respect to any Obligor described in clause (g) or (h) of this Section 9.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:
     (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and
     (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;
and in case of any event with respect to any Obligor described in clause (g) or (h) of this Section 9.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the

Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.
     SECTION 9.02. Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to any Obligor (any such notice being expressly waived by each Obligor), to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding the funds held in accounts clearly designated as escrow or trust accounts held by any Obligor for the benefit of Persons which are not Affiliates of any Obligor), whether or not such setoff results in any loss of interest or other penalty, and including all certificates of deposit, at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Obligor against any and all of the Obligations irrespective of whether or not such Lender or the Administrative Agent shall have made any demand under this Agreement, the Notes or any other Loan Document. Should the right of any Lender to realize funds in any manner set forth above be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the applicable Obligor, as the case may be, pro rata in accordance with their Commitments; provided that if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application and/or cash collateralization pursuant to Section 4.01(e) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of each Credit Party and each Obligor as herein provided, and (y) such Defaulting Lender shall promptly provide to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to promptly notify the applicable Obligor and the Administrative Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and the Lenders under this Section are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent or the Lenders may have. This Section is subject to the terms and provisions of Section 4.01(a).
     SECTION 9.03. Other Remedies. No remedy conferred herein or in any of the other Loan Documents is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Loan Document shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Loan Documents now or hereafter existing at law or in equity or by statute or otherwise.
     SECTION 9.04. Application of Moneys During Continuation of Event of Default.
          (a) So long as an Event of Default of which the Administrative Agent shall have given notice to the Lenders shall continue, all moneys received by the Administrative Agent (i) from any Obligor under the Loan Documents shall, except as otherwise required by law, be distributed by the Administrative Agent on the dates selected by the Administrative Agent as follows:
first, to payment of the unreimbursed expenses for which the Administrative Agent or any Lender is to be reimbursed pursuant to Section 11.03 and to any unpaid fees owing under the Loan Documents by the Obligors to the Administrative Agent;
second, to the ratable payment of accrued but unpaid interest on the Loans;
third, to the ratable payment of unpaid principal of the Loans;
fourth, to the ratable payment of all other amounts payable by the Obligors hereunder;
fifth, to secure the repayment and discharge of the outstanding amount of all LC Exposure;
sixth, to the ratable payment of all other Obligations, until all Obligations shall have been paid in full; and
finally, to payment to the Obligors, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.
          (b) The term “unpaid” as used in this Section 9.04 shall mean all relevant Obligations outstanding as of any such distribution date as to which prior distributions have not been made, after giving effect to any adjustments which are made pursuant to Section 9.02 of which the Administrative Agent shall have been notified. For purposes of the foregoing, reimbursement obligations with respect to the LC Exposure on outstanding Letters of Credit shall be deemed “paid” for purposes of this Section 9.04 when an amount in cash equal to 100% of such reimbursement obligations has been delivered to the Administrative Agent.
ARTICLE X
ADMINISTRATIVE AGENT
     Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Obligor or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Obligors or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01) or in the absence of its own gross negligence, willful misconduct or unlawful acts. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (v) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (w) the contents of any certificate, report or other document delivered under this Agreement or any other Loan Document or in connection with this Agreement or any other Loan Document, (x) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (y) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (z) the satisfaction of any condition set forth in Article V or elsewhere herein, other than those conditions requiring delivery of items to the Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed in good faith by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it, in each case in good faith in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph and the second succeeding paragraph, the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrowers. Upon any resignation of the Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.
     In addition, in the event that (i) the Person serving as the Administrative Agent is a Defaulting Lender, (ii) such Person has been replaced in its capacity as a Lender pursuant to Section 4.03(b), (iii) if such Person is a Swingline Lender, such Person has been replaced in its capacity as a Swingline Lender pursuant to Section 4.03(b), (iv) if such Person is an Issuing Bank, (A) the LC Commitment of such Person, as an Issuing Bank, has been terminated pursuant to Section 3.01(i) and (B) no Letters of Credit issued by such Person, as an Issuing Bank, are outstanding such time (unless arrangements satisfactory to such Person for the cash collateralization thereof have been made), then the Required Lenders or the Borrowers may, by written notice to the Administrative Agent, remove such Person from its capacity as Administrative Agent under the Loan Documents; provided, however, that the consent or agreement of such Person, in any of its capacities, shall not be required in respect of its removal as a Lender or a Swingline Lender; provided further that a successor Administrative Agent selected by the Required Lenders, in consultation with the Borrowers, shall be appointed concurrently with such removal.
     Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Sections 11.03 and 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
     Notwithstanding anything to the contrary contained herein, no Co-Syndication Agent, Joint Bookrunner or Joint Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

ARTICLE XI
MISCELLANEOUS
     SECTION 11.01. Waiver; Amendments; Joinder; Removal of Certain Borrowers; Release of Guarantors.
          (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Obligor Parties and the Required Lenders or by the Obligor Parties and the Administrative Agent, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (irrespective of whether such Lender is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender affected thereby (including Defaulting Lenders), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (including Defaulting Lenders), (iv) change Section 4.01(b) or 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender (other than Defaulting Lenders), (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender (other than Defaulting Lenders), (vi) except as provided in Section 11.01(d), release any Borrower from its joint and several liability for the Obligations, without the written consent of each Lender (other than Defaulting Lenders), or (vii) release any Person from its liability under a guaranty (other than the release of WII from its obligations under the Guaranty Agreement in accordance with the terms set forth in the Guaranty Agreement), without the written consent of each Lender (other than Defaulting Lenders); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Swingline Lender or any Issuing Bank hereunder without the prior written consent of the Administrative Agent, such Swingline Lender or such Issuing Bank, as the case may be; provided further that no such agreement shall amend or modify any provision of Section 2.17 without the consent of the Administrative Agent, each Swingline Lender, each Issuing Bank and the Required Lenders. Subject to the foregoing, the waiver, amendment or modification of any provision of Article VI, VII or VIII or Section 9.01 may be effected with the consent of the Required Lenders. Notwithstanding anything to the contrary herein, this Section 11.01(b) shall, in respect of a Defaulting Lender, be subject to Section 2.17(b).
          (c) From time to time, WIL-Switzerland may cause one or more additional Wholly-Owned Subsidiaries to become Borrowers hereunder by delivering, or causing to be delivered, to the Administrative Agent in respect of each applicable Subsidiary, the following, each in form and substance reasonably satisfactory to the Administrative Agent: (i) a Joinder Agreement in the form of Exhibit H attached hereto, executed and delivered by such Subsidiary (the date of each such Joinder Agreement being referred to herein as a “Joinder Date”, which date shall be at least ten days after WIL-Switzerland provides notice to the Administrative Agent of its intention to cause such Subsidiary to become a Borrower hereunder), (ii) each of the documents or other closing deliverables specified in Section 5.01 that would have been required to be delivered by or on behalf of such Subsidiary had such Subsidiary been a Borrower on the Effective Date, each such deliverable to be dated as of the applicable Joinder Date unless otherwise agreed by the Administrative Agent, (iii) replacement Notes dated as of the applicable Joinder Date payable to each Lender for which an existing Note is outstanding on such Joinder Date, (iv) a written confirmation by the Guarantors that their guarantee obligations shall apply to the obligations of such Subsidiary under the Loan Documents from and after the Joinder Date and (v) such other approvals, opinions or documents as the Administrative Agent may reasonably request; provided that no Subsidiary may become a Borrower hereunder pursuant to this paragraph (c) if (x) a Default or Event of Default shall have occurred and be continuing on the applicable Joinder Date, or shall result from the joinder of such Subsidiary as a Borrower on such Joinder Date, or (y) such Subsidiary is not organized under the laws of any jurisdiction of the United States and any Lender notifies the Administrative Agent that such Subsidiary is organized in a jurisdiction in which such Lender and its Affiliates cannot legally lend or do business. Without limiting the foregoing, if the designation of any additional Wholly-Owned Subsidiary as a Borrower hereunder obligates the Administrative Agent or any Lender to comply with “know your customer” or similar regulatory requirements and the information necessary for such compliance is not already available to the Administrative Agent or such Lender, as applicable, WIL-Switzerland shall, promptly upon the request of the Administrative Agent or such Lender, as applicable, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or such Lender, as applicable, in order for it to comply with all “know your customer” and/or similar identification procedures required under all applicable laws and regulations. If WIL-Switzerland shall designate an additional Wholly-Owned Subsidiary as a Borrower hereunder that is not organized under the laws of any jurisdiction of the United States, the Republic of Hungary or Bermuda, WIL-Switzerland shall notify the Administrative Agent and the Lenders, on or prior to the Joinder Date applicable to such Subsidiary, of all documentation prescribed by the law of the jurisdiction in which such Subsidiary is organized, tax resident or otherwise located, or any treaty to which any such jurisdiction is a party, as shall permit payments made by such Subsidiary under this Agreement and the other Loan Documents to be made without withholding or at a reduced rate to the extent an exemption or reduction is available under any such applicable law or treaty.
          (d) From time to time, WIL-Switzerland may cause any Borrower (other than WIL) to cease to be a Borrower hereunder by (i) delivering to the Administrative Agent a notice to such effect, specifying the identity of the applicable Borrower and the proposed date on which such Borrower shall no longer be a Borrower hereunder, which date shall be no earlier than three Business Days after delivery of such notice (each such date being referred to herein as a “Borrower Removal Date”) and (ii) delivering, or causing to be delivered, to the Administrative Agent replacement Notes dated as of the applicable Borrower Removal Date payable to each Lender for which an existing Note is outstanding on such Borrower Removal Date, executed by WIL and each other Borrower that shall not cease to be a Borrower on such Borrower Removal Date, in form and substance reasonably satisfactory to the Administrative Agent; provided that no Borrower may cease to be a Borrower hereunder pursuant to this Section 11.01(d) if a Default or Event of Default shall have occurred and be continuing on the applicable Borrower Removal Date, or shall result from such Borrower ceasing to be a Borrower hereunder on such Borrower Removal Date. Upon satisfaction of the conditions set forth in the preceding sentence, on the applicable Borrower Removal Date, the applicable Borrower shall no longer be a “Borrower”, an “Obligor” or an “Obligor Party” hereunder or under any other Loan Document. Notwithstanding anything to the contrary contained herein, in the event that any Borrower shall cease to be a Borrower hereunder in accordance with this Section 11.01(d), the other Obligors shall remain jointly and severally liable with respect to each Loan made to such Borrower and each Letter of Credit issued for the account of such Borrower outstanding on the applicable Borrower Removal Date.
          (e) Promptly upon receipt of a written request therefor from the Borrowers, the Administrative Agent will execute and deliver all documents as may reasonably be requested to effect a release of a Guarantor that ceases to exist in accordance with Section 8.02. The Borrowers hereby, jointly and severally, agree to pay all reasonable costs and expenses incurred by the Administrative Agent in connection with any such release of a Guarantor.
     SECTION 11.02. Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
     (i) if to any Borrower or Guarantor, to it at:
c/o Weatherford International, Inc.
515 Post Oak Blvd.
Houston, Texas 77027
Attention: General Counsel
Telephone: (713) 693-4117
Facsimile: (713) 693-4481;

with a copy to:
c/o Weatherford International, Inc.
515 Post Oak Blvd.
Houston, Texas 77027
Attention: Treasurer
Telephone: (713) 693-2560
Facsimile: (713) 693-4315;
and
Joshua P. Agrons
Fulbright & Jaworski L.L.P.
1301 McKinney Street, Suite 5100
Houston, Texas 77010
Telephone: (713) 651-5529
Facsimile: (713) 651-5246;
     (ii) if to the Administrative Agent or to JPMorgan, in its capacity as an Issuing Bank or a Swingline Lender, to it at:
JPMorgan Chase Bank, N.A.
Chase Tower
CLS Unit: MC Loan & Agency 7th Floor
21 S. Clark
Chicago, IL 60603
Attention: April Yebd
Telephone: (312) 732-2628
Facsimile: (888) 208-7168
Email: jpm.agency.servicing.6@jpmchase.com
and, in the case of any notice, request, conversion or other communication with respt to any Eurocurrency Borrowing denominated in any Optional
Currency:
JPMorgan Chase Bank, N.A.
Loan & Agency
125 London Wall,
EC2Y-5AJ
London, United Kingdom
Attention: Manager;
Telephone: +44 (0) 207 777 2355
Facsimile Number: + 44 (0) 207 777 2360;
     (iii) if to Deutsche Bank, in its capacity as an Issuing Bank, to it at:
Deutsche Bank AG New York Branch
60 Wall Street

New York, NY 10005
Attention: Global Loan Operations,
Standby Letter of Credit Unit
Everardus Rozing
Telephone: (212) 250-1014
Facsimile: (212) 797-0403
Email: everardus.rozing@db.com;
     (iv) if to Credit Agricole, in its capacity as an Issuing Bank, to it at:
Credit Agricole and Corporate Investment Bank
Mr. Gener David
1301 Avenue of the Americas
New York, NY 10019
Telephone: (212) 261-7741
Facsimile: (917) 849-5440
Email: gener.david@ca-cib.com;
     (v) if to RBS, in its capacity as an Issuing Bank, to it at:
The Royal Bank of Scotland plc
Mr. Sachin Kumar Chavan
600 Washington Blvd.
Stamford, CT 06901
Telephone: (203) 897-4431
Facsimile: (203) 873-5019
Email: sachin.kumar.chavin@rbs.com;
     (vi) if to Wells Fargo, in its capacity as an Issuing Bank or a Swingline Lender, to it at:
Wells Fargo Bank, National Association
1000 Louisiana Street, 9th Floor
MAC T5002-090
Houston, Texas 77002-5005
Attention: Gracie Ramirez
Telephone: (713) 319-1307
Facsimile: (713) 739-1087
Email: gricelda.ramirez@wellsfargo.com;
     (vii) if to any other Issuing Bank, to it at such address (or facsimile number) as shall be specified in the Issuing Bank Agreement to which such Issuing Bank shall be a party; and
     (viii) if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lenders. The Administrative Agent or any Obligor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto in accordance with the provisions of this Section 11.02. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          (d) The Administrative Agent shall deliver to any Borrower, upon written request, the address and facsimile number of any Lender and the name of the appropriate contact person at such Lender, in each case as provided in such Lender’s Administrative Questionnaire.
     SECTION 11.03. Expenses, Etc. The Borrowers, jointly and severally, shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable and documented out-of-pocket expenses incurred by J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for each of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., in connection with the syndication of the credit facilities provided for herein, provided that such fees charges and disbursement of counsel for Deutsche Bank Securities Inc. shall not exceed $15,000 in the aggregate, (c) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (d) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other Loan Document or any other document referred to herein or therein, and (e) all documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank and/or any Lender (including the fees, disbursements and other charges of (i) any counsel for the Administrative Agent (which, for the avoidance of doubt, may include counsel in foreign jurisdictions) and (ii) one counsel to the Lenders licensed in the State of New York and licensed in each jurisdiction (including any state) where any Obligor or any subsidiary of an Obligor is organized, has its chief executive office or has assets with a material value) in connection with the enforcement, collection or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that a Defaulting Lender will not be reimbursed for its costs and expenses related to the replacement of such Defaulting Lender or other matters incidental thereto.
     SECTION 11.04. Indemnity.
          (a) The Borrowers, jointly and severally, shall indemnify the Administrative Agent, each Lead Arranger, each Issuing Bank and each Lender, and each Affiliate of each of the foregoing, and their respective directors, officers, employees and agents (each such Person being called an “Indemnitee”) from, and hold each Indemnitee harmless against, any and all losses, liabilities, claims or damages (including reasonable legal fees and expenses) to which any Indemnitee may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any claim, investigation, litigation or proceeding (including any threatened claim, investigation, litigation or proceeding) relating to this Agreement, any Loan, any Letter of Credit or any other Loan Document (whether or not such Indemnitee is a party thereto) or (ii) any actual or proposed use by any Borrower or any of its Subsidiaries of the proceeds of any extension of credit by any Lender or any Issuing Bank hereunder, and the Borrowers, jointly and severally, shall reimburse each Indemnitee upon demand for any expenses (including reasonable legal fees) incurred in connection with any such claim, investigation, litigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses (A) incurred by reason of the gross negligence, willful misconduct or unlawful conduct of such Indemnitee or (B) incurred by any Defaulting Lender to the extent directly arising from or caused by the conduct, acts, omissions or events of or applicable to such Defaulting Lender that were the cause of such Lender’s becoming a Defaulting Lender; provided, however, that nothing herein shall be deemed to limit the Borrower’s payment obligations under any other provision of this Agreement or any other Loan Document as a result of such Lender’s becoming a Defaulting Lender. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNITEE HEREUNDER SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS OR DAMAGES ARISING OUT OF OR RESULTING FROM THE SOLE OR CONCURRENT ORDINARY NEGLIGENCE OF SUCH INDEMNITEE. WITHOUT PREJUDICE TO THE SURVIVAL OF ANY OTHER OBLIGATIONS OF THE BORROWERS HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, THE OBLIGATIONS OF THE BORROWERS UNDER THIS SECTION 11.04 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE PAYMENT OF THE OTHER OBLIGATIONS OR THE ASSIGNMENT OF THE NOTES.
          (b) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Swingline Lender or any Issuing Bank under Section 11.03 or paragraph (a) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Swingline Lender or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Swingline Lender or such Issuing Bank in its capacity as such.

          (c) To the extent permitted by applicable law, neither any party hereto nor any of their respective directors, officers, employees and agents shall assert, and each hereby waives, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof (it being understood that, to the extent any Indemnitee suffers any such special, indirect, consequential or punitive damages, your indemnification obligations set forth in the paragraph (a) of this Section shall apply).
          (d) All amounts due under this Section 11.04 and under Section 11.03 shall be payable not later than ten Business Days after written demand therefor and presentation of any documents required to be delivered in connection therewith.
     SECTION 11.05. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in subparagraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld and, additionally, in the case of assignments pursuant to Section 4.03, delayed or conditioned) of:
          (A) WIL, provided that no consent of WIL shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided further that WIL shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent (which may be transmitted by electronic mail) within ten Business Days after receiving a written request for its consent to such assignment;
          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and
          (C) each Issuing Bank.
          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Type, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of WIL and the Administrative Agent otherwise consent, provided that no such consent of WIL shall be required if an Event of Default under Section 9.01(a), 9.01(g) or 9.01(h) has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
          (E) except in connection with assignments made while an Event of Default under Section 9.01(a), 9.01(g) or 9.01(h) has occurred and is continuing, all prospective assignees of a Lender shall be required, as a condition to the effectiveness of such assignment, to execute and deliver the forms required under Section 4.02(c) and Section 4.02(e) for any Lender, and no assignment shall be effective in connection herewith unless and until such forms are so delivered;
          (F) no assignment shall be made to any Lender if after giving effect to such assignment, such Lender’s Applicable Percentage would exceed 30%;
          (G) except in the case when no consent of WIL is required because an Event of Default under Section 9.01(a), 9.01(g) or 9.01(h) has occurred and is continuing, no assignment shall be made to any such assignee unless such assignee provides a written representation to WIL that such assignee is not subject under then current law to any withholding tax on amounts payable to such assignee under this Agreement;

          (H) the assignee in respect of any assignment hereunder shall not be a Defaulting Lender at the time of such assignment; and
          (I) no assignment shall be made to any Obligor or any Affiliate or Subsidiary of any Obligor.
     For purposes of this Section 11.05, the term “Approved Fund” has the following meaning:
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to subparagraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 4.02, 11.03 and 11.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.05 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing by each Borrower to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumed correct, in the absence of manifest error, and the Obligors, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Obligors, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee permitted under paragraph (b) of this Section, such assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or such assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 3.01(d) or (e), 4.01(d) or 11.04(b), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of any Obligor, the Administrative Agent, any Swingline Lender or any Issuing Bank, sell participations to one or more banks or other entities other than Defaulting Lenders (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.01(b) that affects such Participant. Subject to subparagraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 4.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.02 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(b), and to deliver the forms required by Sections 4.02(c) and 4.02(e), as though it were a Lender.
               (ii) A Participant shall not be entitled to receive any greater payment under Sections 2.12 and 4.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with WIL’s prior written consent. WIL shall be notified of each participation sold to a Participant, and each Participant shall comply with Sections 4.02(c), 4.02(d) and 4.02(e) as though it were a Lender. A Participant that fails to comply with the preceding sentence shall not be entitled to any of the benefits of Section 4.02.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 11.06. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the extent set forth herein), (b) to the extent requested by any regulatory authority or self-regulatory body having or claiming jurisdiction over such Person, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any other Loan Document or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction to which an Obligor is a direct counterparty relating to any Obligors and their respective obligations hereunder, (g) with the consent of the applicable Obligors or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than an Obligor. For the purposes of this Section, “Information” means all information received from any Obligor relating to such Obligor or any other Obligor or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the applicable Obligor; provided that such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the Issuing Banks and the Lenders shall endeavor to notify WIL as promptly as possible of any Information that it is required to disclose pursuant to any subpoena or similar legal process so long as it is not legally prohibited from providing such notice.
     SECTION 11.07. Survival. All covenants, agreements, representations and warranties made by the Obligors herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 4.02, 11.03 and 11.04 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 11.08. Governing Law. This Agreement, the other Loan Documents and all other documents executed in connection herewith and therewith and the rights and obligations of the parties hereto and thereto, shall be construed in accordance with and governed by the law of the State of New York.
     SECTION 11.09. Independence of Covenants. All covenants contained in this Agreement and in the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     SECTION 11.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Notes, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or electronic transmission (in .pdf form) shall be effective for all purposes as delivery of a manually executed counterpart of this Agreement.
     SECTION 11.11. Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 11.12. Conflicts Between This Agreement and the Other Loan Documents. In the event of any conflict between, or inconsistency with, the terms of this Agreement and the terms of any of the other Loan Documents, the terms of this Agreement shall control.
     SECTION 11.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 11.14. Limitation of Interest .. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 11.15. Submission to Jurisdiction; Consent to Service of Process ..
          (a) Each Obligor Party hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.
          (b) Each Obligor Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each Obligor Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.02 other than by facsimile. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law. Notwithstanding any other provision of this Agreement, each foreign Obligor Party hereby irrevocably designates C T Corporation System, 111 8th Avenue, New York, New York 10011, as the designee, appointee and agent of such Obligor Party to receive, for and on behalf of such

Obligor Party, service of process in the State of New York in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document.
          (d) Each Obligor Party agrees that any suit, action or proceeding brought by any Obligor Party or any of their respective Subsidiaries relating to this Agreement or any other Loan Document against the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates shall be brought exclusively in the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, unless no such court shall accept jurisdiction.
          (e) The Administrative Agent, each Issuing Bank and each Lender hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (f) The Administrative Agent, each Issuing Bank and each Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (e) of this Section. Each of the Administrative Agent, each Issuing Bank and each Lender hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (g) To the extent that any Obligor Party has or hereafter may acquire any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Obligor Party hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents.
     SECTION 11.16. Waiver of Jury Trial .. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 11.17. Judgment Currency .. The obligation of each Obligor to make payments on any Obligation to the Lenders, to any Issuing Bank or to the Administrative Agent hereunder in any currency (the “first currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (the “second currency”) except to the extent to which such tender or recovery shall result in the effective receipt by the applicable Lender, the applicable Issuing Bank or the Administrative Agent of the full amount of the first currency payable, and accordingly the primary obligation of each Obligor shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the second currency of the amount (if any) by which such effective receipt shall fall short of the full amount of the full currency payable and shall not be affected by a judgment being obtained for any other sum due hereunder.
     SECTION 11.18. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Obligors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act.
     SECTION 11.19. Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of set-off pursuant hereto, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Bankruptcy Event of an Obligor or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent (to the extent such amount had previously been paid by the Administrative Agent to such Lender or such Issuing Bank, as applicable), plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     SECTION 11.20. No Fiduciary Duty. The Credit Parties and their respective Affiliates (collectively, solely for purposes of this Section 11.20, the “Credit Parties”) may have economic interests that conflict with those of the Borrowers. Each Obligor Party agrees that nothing in the

Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Credit Parties and the Borrowers, their stockholders or their affiliates. Each Obligor Party acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Obligors, on the other, (ii) in connection therewith and with the process leading to such transactions, each of the Credit Parties is acting solely as a principal and not the fiduciary of the Obligors, their management, stockholders, creditors or any other person, (iii) no Credit Party has assumed an advisory or fiduciary responsibility in favor of any Obligor with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Credit Party or any of its affiliates has advised or is currently advising any Obligor on other matters) and (iv) each Obligor has consulted its own legal and financial advisors to the extent it deemed appropriate. Each Obligor Party further acknowledges and agrees that it is responsible for making its own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. Each Obligor Party agrees that it will not claim that any Credit Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Obligor Party or any other Obligor, in connection with the transactions contemplated hereby or the process leading thereto.
[Remainder of this page intentionally left blank; signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WIL: WEATHERFORD INTERNATIONAL LTD., a Bermuda exempted company
By:	/s/ Janet Duncan
	Name:	Janet Duncan
	Title:	Vice President — Treasurer

HOC: WEATHERFORD LIQUIDITY MANAGEMENT HUNGARY LIMITED LIABILITY COMPANY, a Hungarian limited liability company
By:	/s/ William Gray Fulton
	Name:	William Gray Fulton
	Title:	Managing Director

By:	/s/ Brian Moncur
	Name:	Brian Moncur
	Title:	Managing Director

WCMS: WEATHERFORD CAPITAL MANAGEMENT SERVICES LIMITED LIABILITY COMPANY, a Hungarian limited liability company
By:	/s/ William Gray Fulton
	Name:	William Gray Fulton
	Title:	Managing Director

By:	/s/ Brian Moncur
	Name:	Brian Moncur
	Title:	Managing Director

Signature Page to Credit Agreement

WIL-SWITZERLAND: WEATHERFORD INTERNATIONAL LTD., a Swiss joint stock corporation
By:	/s/ Andrew P. Becnel
	Name:	Andrew P. Becnel
	Title:	Senior Vice President and Chief Financial Officer
Signature Page to Credit Agreement

ADMINISTRATIVE AGENT: JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Swingline Lender and an Issuing Bank
By:	/s/ Helen A. Carr
	Name:	Helen A. Carr
	Title:	Managing Director
Signature Page to Credit Agreement

LENDERS: JPMORGAN CHASE BANK, N.A.
By:	/s/ Helen A. Carr
	Name:	Helen A. Carr
	Title:	Managing Director
Signature Page to Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH
By:	/s/ Wolfgang Winter
	Name:	Wolfgang Winter
	Title:	Managing Director

By:	/s/ Stefan Freckmann
	Name:	Stefan Freckmann
	Title:	Vice President
Signature Page to Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
By:	/s/ Page Dillehunt
	Name:	Page Dillehunt
	Title:	Managing Director

By:	/s/ Sharada Manne
	Name:	Sharada Manne
	Title:	Director
Signature Page to Credit Agreement

MORGAN STANLEY BANK, N.A.
By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Authorized Signatory
Signature Page to Credit Agreement

BARCLAYS BANK PLC
By:	/s/ Ann E. Sutton
	Name:	Ann E. Sutton
	Title:	Director
Signature Page to Credit Agreement

DNB NOR BANK ASA
By:	/s/ Thomas Tangen
	Name:	Thomas Tangen
	Title:	Senior Vice President Head of Corporate Banking

By:	/s/ Philip F. Kurpiewski
	Name:	Philip F. Kurpiewski
	Title:	Senior Vice President
Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA
By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory
Signature Page to Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By:	/s/ Linda Terry
	Name:	Linda Terry
	Title:	Authorized Signatory
Signature Page to Credit Agreement

THE ROYAL BANK OF SCOTLAND plc
By:	/s/ Matthew Main
	Name:	Matthew Main
	Title:	Managing Director
Signature Page to Credit Agreement

UBS LOAN FINANCE
By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director
Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Donald W. Herrick, Jr.
	Name:	Donald W. Herrick, Jr.
	Title:	Director
Signature Page to Credit Agreement

BNP PARIBAS
By:	/s/ Mark H. Wolf
	Name:	Mark H. Wolf
	Title:	Director

By:	/s/ Russell Otts
	Name:	Russell Otts
	Title:	Director
Signature Page to Credit Agreement

NORDEA BANK NORGE ASA
By:	/s/ Kristine Erdal
	Name:	Kristine Erdal
	Title:	First Vice President

By:	/s/ Renathe H. Nesseth
	Name:	Renathe H. Nesseth
	Title:	Vice President Shipping, Oil Services & International
Signature Page to Credit Agreement

ROYAL BANK OF CANADA
By:	/s/ Jay T. Sartain
	Name:	Jay T. Sartain
	Title:	Authorized Signatory
Signature Page to Credit Agreement

STANDARD CHARTERED BANK
By:	/s/ James P. Hughes
	Name:	James P. Hughes
	Title:	Director

By:	/s/ Robert K. Reddington
	Name:	Robert K. Reddington
	Title:	Credit Documentation Manager Credit Documentation Unit, WB Legal-Americas
Signature Page to Credit Agreement

THE BANK OF NOVA SCOTIA
By:	/s/ J. Frazell
	Name:	J. Frazell
	Title:	Director
Signature Page to Credit Agreement

UNICREDIT BANK AG, NEW YORK BRANCH
By:	/s/ Kimberly Sousa
	Name:	Kimberly Sousa
	Title:	Director

By:	/s/ Miriam Trautmann
	Name:	Miriam Trautmann
	Title:	Director
Signature Page to Credit Agreement

BANK HAPOALIM B.M.
By:	/s/ James P. Surless
	Name:	James P. Surless
	Title:	Vice President

By:	/s/ Frederic S. Becker
	Name:	Frederic S. Becker
	Title:	Senior Vice President
Signature Page to Credit Agreement

CITIBANK, N.A.
By:	/s/ James Reilly
	Name:	James Reilly
	Title:	Vice President
Signature Page to Credit Agreement

SUNTRUST BANK
By:	/s/ Gregory C. Magnuson
	Name:	Gregory C. Magnuson
	Title:	Vice President

Signature Page to Credit Agreement